Exhibit 2.1



                       STOCK AND ASSET PURCHASE AGREEMENT

        This Stock and Asset Purchase Agreement (this "Agreement") is entered into as of the 3rd day of October, 2005, by and among Nelnet, Inc., a Nebraska corporation (the "Parent"), NNI Acquisition Servicing Limited Partnership, a Nebraska limited partnership and indirect wholly owned subsidiary of the Parent (the "Buyer"), Greater Texas Foundation, a Texas non-profit corporation (the "Foundation"), and LoanSTAR Systems, Inc., a Texas non-profit corporation (the "Servicer").

                                    RECITALS

        A. The Foundation is the record holder of 100,000 shares of senior stock, $0.01 par value per share (the "Stock"), of LoanSTAR Funding Group, Inc., a Texas corporation (the "Company"), representing all of the issued and outstanding capital stock of the Company.

        B. The parties desire that the Foundation sell to the Buyer and the Buyer purchase from the Foundation, upon the terms and conditions set forth herein, the Stock.

        C. The Servicer is engaged in Servicing Operations, provides administrative services to the Foundation, the Company and the Subsidiaries and currently owns the Purchased Assets.

        D. The parties desire that the Servicer sell to the Buyer and the Buyer purchase from the Servicer, upon the terms and conditions set forth herein, the Purchased Assets.


        NOW, THEREFORE, in consideration of the foregoing premises and in consideration of and in reliance upon the representations, warranties and obligations in this Agreement, the parties agree as follows:

                                    AGREEMENT


                                    ARTICLE I
                          PURCHASE OF STOCK AND ASSETS

        1.1 RULES OF CONSTRUCTION. (a) Unless the context otherwise requires, as used in this Agreement (i) a term has the meaning assigned to it in this Agreement and (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP. Certain capitalized terms are defined in
Section 9.1 hereof.

        (b) The inclusion of any information in the Schedules to this Agreement (the "Disclosure Schedule") shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be listed in the Disclosure Schedule or that such items are material to the Company, the Subsidiaries or the Servicer.

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        (c) All references in this Agreement to Schedules, Articles, Sections, paragraphs and other subdivisions refer to the corresponding Schedules, Articles, Sections, paragraphs and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

        1.2 PURCHASE OF STOCK. On the terms and subject to the conditions of this Agreement, at the Closing, the Foundation agrees to sell, transfer and assign to the Buyer, free of all Liens (including any Lien that would otherwise constitute a Permitted Encumbrance), and the Buyer agrees to purchase, the Stock representing 100% of the equity of the Company.

        1.3 SALE AND TRANSFER OF ASSETS. On the terms and subject to the conditions of this Agreement, at the Closing, the Servicer agrees to convey, sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Servicer, all of the assets, properties, rights, privileges, claims, contracts and interests of every kind and description, real or personal, tangible or intangible, absolute or contingent, wherever situated, whether or not carried or reflected on the books and records of the Servicer, that are owned by the Servicer and used in the conduct of the Servicing Operations, free and clear of any and all Liens, except for the Retained Assets (such assets, properties, rights, privileges, claims, contracts and interests being hereinafter collectively referred to as the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets shall include the following:

               (a) TANGIBLE PERSONAL PROPERTY. All of the equipment, office furniture, furnishings, office equipment, computer hardware and software, leasehold and other improvements and all other tangible personal property owned by the Servicer in connection with the Servicing Operations;

               (b) BOOKS, RECORDS AND WRITTEN MATERIALS. All of the business records of the Servicer used in connection with the Servicing Operations, including all financial books and records, studies, analyses, plans, forms, specifications, technical data, and any similar information which has been reduced to writing and stored in any physical location or on any type of media, electronic or otherwise, provided that the Servicer shall be permitted to retain copies of such items for its records and such items that relate solely to the Retained Assets;

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               (c) CATALOGS AND ADVERTISING MATERIAL. All of the promotional and advertising materials, including all catalogs, brochures, videos, plans, manuals, handbooks, and equipment owned by or used or held for use by the Servicer in connection with the Servicing Operations;

               (d) INTELLECTUAL PROPERTY. Any and all intellectual property owned by the Servicer, together with all claims for damages against Persons by reason of past infringement thereon and the right to sue for and collect such damages, confidential or proprietary business information and trade secrets and all other intellectual and intangible property rights owned by the Servicer, or in which the Servicer has any right or interest whatsoever, and which are used or held for use by the Servicer in connection with the Servicing Operations (where there are multiple copies of such material in possession or control of the Servicer, all copies of such material);

               (e) CONTRACTS. All rights and benefits of the Servicer in, to and under the contracts, leases, instruments, agreements and loans, written or oral (collectively, the "Servicing Operation Contracts") to which the Servicer is a party and which relate to the Servicing Operations or by which the Servicing Operations are conducted or by which any of the other Purchased Assets are bound; Schedule 1.3(e) lists each Servicing Operation Contract that involves purchases, sales, transfers, services or obligations of the Servicer in excess of $250,000 over the life of such Servicing Operation Contract;

               (f) LICENSES. To the extent assignable under applicable Law, any license, franchise, concession, certificate or registration from or with a Governmental Authority, and held by or used or held for use in connection with the Servicing Operations;

               (g) PERMITS. To the extent assignable under applicable Law, any permit, consent, authorization or approval from or with a Governmental Authority, and held by or used or held for use in connection with the Servicing Operations;

               (h) NAMES. All rights in and to the trade names owned or held by the Servicer; and

               (i) ACCOUNT. The Lender Payable Account (reflecting an amount of approximately $3.2 million as of August 31, 2005), and all funds held therein, described in Schedule 1.4(b).

        1.4 RETAINED ASSETS. Notwithstanding Section 1.3 or any other provision of this Agreement, , the Purchased Assets shall not include, and the Servicer shall retain all of its right, title and interest in and to and all Liabilities arising under, the following assets and properties (collectively, the "Retained Assets"):

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               (a) all cash, cash equivalents and other types of investments of the Servicer, including (i) certificates of deposit and marketable securities and (ii) cash and securities related to the Flexible Option Plan of the Servicer;

               (b) all bank accounts and similar accounts, other than the accounts listed on Schedule 1.4(b);

               (c) all accounts receivable of the Servicer accrued as of and through the Closing Date;

               (d) all insurance policies, programs, reserves and related bonds of any nature maintained by the Servicer (as identified in Schedule 1.4(d) attached hereto);

               (e) the organizational documents and corporate minute books of the Servicer;

               (f) such records as relate primarily to (i) the items set forth in the foregoing subsections (a), (b), (c) and (d), (ii) the Liabilities not assumed by the Buyer or (iii) the negotiation and consummation of the transactions contemplated by this Agreement;

               (g) all of Servicer's rights, demands and causes of action that arise under or are related to any Excluded Contract;

               (h) any and all claims, causes of action, avoidance actions, counterclaims, demands, controversies, costs, debts, sums of money, accounts, reckonings, bonds, bills, damages, obligations, liabilities, objections, legal proceedings, equitable proceedings, executions of any nature, type, or description, choses in action, rights of recovery, and rights of recoupment or set-off against any Person, in each case, that do not arise under the Purchased Assets;

               (i) all of Servicer's rights, demands and causes of action that arise under or are related to this Agreement;

               (j) any agreement, contract, arrangement, unexpired lease of real or personal property, license and purchase order that is not a Servicing Operations Contract; Schedule 1.4(j) lists each agreement, contract, arrangement, unexpired lease of real or personal property, license and purchase order of Servicer that is not a Servicing Operation Contract and that involves purchases, sales, transfers or services or obligations of the Servicer in excess of $250,000 over the life thereof; and

               (k) the assets related to or used in providing the administrative services currently provided by the Servicer to the Foundation, the Company and the Subsidiaries, which are identified in Schedule 1.4(k) attached hereto.

        1.5 ASSUMPTION OF LIABILITIES. (a) The transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any liability or obligation unless the Buyer expressly assumes such liability or obligation pursuant to this Section 1.5. Subject to the terms and conditions of this Agreement, at the Closing Buyer will assume, pay, satisfy, discharge, perform and fulfill, as and when due, only the following liabilities, obligations and commitments of the Servicer (collectively, the "Assumed Liabilities"):

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               (i) all obligations of the Servicer under or with respect to the
        Servicing Operation Contracts, subject to adjustments set forth in
        Section 1.6 hereof;

               (ii) all Liabilities of the Servicer under the severance policy set forth in Schedule 1.5 hereof;

               (iii) the Liabilities of the Servicer as of the Closing Date that would be properly accrued on the balance sheet of the Servicer (determined in a manner consistent with the preparation of the Balance Sheet) under the line items "Lenders Payable," "Accrued Vacation Payable" and "Capital Lease Liability"; and

               (iv) all other liabilities and obligations of the Servicer that relate to the Purchased Assets that arise from events occurring after the Closing Date.

        (b) All Assumed Liabilities shall be paid or discharged by Buyer in the ordinary course of business when such liabilities become due and payable. The assumption by Buyer of the Assumed Liabilities shall not enlarge any rights or remedies of any third party thereunder, and Buyer shall not be prevented from contesting in good faith any of the Assumed Liabilities. The covenants and agreements of this Section 1.5 are for the sole benefit of the Servicer and are not for the benefit of, and shall not be enforced or enforceable by, any creditor of Buyer, the Servicer or any third party.

        1.6    ADJUSTMENTS AND PRORATIONS.

        (a) Subject to Section 7.11, all revenues and expenses of the Servicer arising under the Servicing Operations Contracts, wages, salaries, vacation, and sick leave, personal days, and other employee compensation pay and prepaid and deferred items (other than the expenses of Servicer under the severance policy set forth in Schedule 1.5 hereof), shall be prorated between Buyer and Servicer, and an appropriate adjustment to the Purchase Price shall be made, in accordance with the principle that, except as otherwise expressly set forth in this Agreement, (i) Servicer shall receive all revenues, and shall be responsible for all expenses, relating to the Purchased Assets and Assumed Liabilities for the period ending at 11:59 p.m. on the day prior to the Closing Date, and (ii) Buyer shall receive all revenues, and shall be responsible for all expenses, relating to the Purchased Assets and Assumed Liabilities thereafter. Subject to Section 7.11, Servicer shall be liable for all the costs of employee compensation or other benefits relating to the business or operations of the Purchased Assets attributable to service with the Servicer through 11:59 p.m. on the date prior to the Closing Date (other than the expenses of Servicer under the severance policy set forth in Schedule 1.5 hereof), including (i) all taxes and related contributions, vacations and sick pay and (ii) all group medical, dental or death benefits for expenses incurred, related to or arising from events occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, or death or disability occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, whether reported by the Closing Date or thereafter. Subject to

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Section 7.11, Buyer shall be liable for all of the costs of employee compensation and other benefits (including the types of costs referred to in clauses (i) and (ii) above) relating to the employees of the Servicer who continue employment or service with Buyer, Parent or an Affiliate thereof, attributable to service with Buyer, Parent or an Affiliate thereof on and after the Closing Date, including any severance liabilities as provided in Section 1.5(ii).

        (b) Prorations pursuant to this Section 1.6 and the related adjustments to the Purchase Price will be determined in a manner consistent with the preparation of the Balance Sheet and paid by the appropriate party no later than 90 days after the Closing Date, unless there is a dispute with respect thereto (in which event the payment shall be made as set forth below). Within 60 days after the Closing Date, Buyer shall submit to Servicer its good faith determination of the adjustments or prorations required by this Section 1.6. Buyer's determination of the amount of adjustment under this Section 1.6 shall be made in a manner consistent with the preparation of the Balance Sheet. If Servicer disagrees with the determination made by Buyer of the adjustment, Servicer shall give prompt written notice thereof, but in no event later than 20 days after notice of Buyer's determination, specifying in reasonable detail the nature and extent of the disagreement, and Buyer and Servicer shall have a period of 30 days in which to resolve the disagreement. If the parties are unable to resolve the disagreement within such 30 day period, the matter shall be submitted to a mutually agreed independent certified public accounting firm, which accounting firm shall be directed to submit a final resolution within 30 days. The accounting firm's determination shall be binding on Buyer and Servicer. Each party shall bear the fees and expenses of its own representatives, including its independent accountants, if any, and shall share equally the fees and expenses of such public accounting firm, if engaged, to resolve any disagreement between the parties. Within five business days following a final determination hereunder, the party obligated to make payment will make the payments determined to be due and owing in accordance with this
Section 1.6.

        1.7 PARENT ASSURANCES. In the event the Buyer breaches any covenant, promise, agreement or obligation contained herein or in any other document, certificate or agreement delivered by the Buyer pursuant hereto or contemplated hereby, the Parent shall assume the performance of such covenant, promise, agreement or obligation of the Buyer and the full and timely payment of all amounts payable by the Buyer to the Foundation or the Servicer pursuant to the terms of, or arising as a result of a default or breach under, this Agreement and the other documents, certificates or agreements delivered by the Buyer pursuant hereto or contemplated hereby. Without limitation, the Parent shall be jointly and severally liable with the Buyer and Buyer's permitted assigns for all liabilities and obligations of any such entity under the terms of this Agreement and the other documents, certificates and agreements delivered by the Buyer pursuant hereto or contemplated hereby.

                                   ARTICLE II
                                  CONSIDERATION

        2.1 PURCHASE PRICE. In consideration of the Stock and the Purchased Assets, the Buyer will pay to the Foundation and the Servicer the aggregate purchase price of ONE HUNDRED SEVENTY THREE MILLION, FIVE HUNDRED EIGHTY FIVE THOUSAND, THREE HUNDRED THIRTY ONE DOLLARS ($173,585,331) (the "Purchase Price"), payable as set forth below and as adjusted in accordance with the other provisions of this Agreement. The parties hereto agree that the Purchase Price shall be increased at Closing by an amount equal to 37% of any amounts paid by the Company pursuant to Section 7.18 hereof.

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               2.1.1 CLOSING PAYMENT. At the Closing, the Buyer will pay the
Foundation and the Servicer in immediately available funds the amount of the Purchase Price, to be allocated in accordance with Section 7.9 hereof, and to be paid by wire transfers pursuant to instructions which shall be furnished by the Foundation and the Servicer to the Buyer at least two (2) days prior to the Closing Date.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE FOUNDATION

        The Foundation represents and warrants to the Buyer, as to the Foundation and also with respect to the Company and each of the Subsidiaries, as of the date of this Agreement as follows:

        3.1    [RESERVED.]

        3.2 AUTHORIZATION; ORGANIZATION AND STANDING; NON-CONTRAVENTION. (a) The Foundation is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Foundation has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Assuming the due authorization, execution and delivery of this Agreement by the Buyer and the Parent, this Agreement constitutes the valid and binding obligation of the Foundation enforceable against the Foundation in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principals of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        (b) The execution and delivery of this Agreement by the Foundation do not, and the consummation of the transactions contemplated hereby and the performance by the Foundation of its obligations under this Agreement will not
(i) violate any Law applicable to the Foundation, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, modify or cancel, or require any notice under any material contract to which the Company is a party or by which the Company is bound or which any of its assets are subject, (iii) violate provisions of the Company's articles of incorporation or bylaws, or (iv) violate any order, judgment or decree to which the Company or the Foundation is bound, except, with respect to the matters referred in clauses (i), (ii) and (iv), for such conflicts, breaches, defaults, accelerations, rights, modifications, cancellations, notices or violations that would not reasonably be expected to have a Material Adverse Effect. No approval, authorization, license, permit or other action by, or filing with, any Governmental Authority or non-governmental third party is required that has not been obtained in connection with the execution and delivery of this Agreement by the Foundation or the consummation by the Foundation of the transactions contemplated hereby, except such as may be required under the Hart-Scott-Rodino Act.

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        3.3 INTELLECTUAL PROPERTY. Schedule 3.3 attached hereto sets forth a materially complete list of all patents, pending patent applications and registration certificates, all trade names, trade marks and service marks and applications therefor, all copyright registrations, all copyrights not registered, all internet domain name registrations of the Company, and all source codes used in the business and operations of the Company and the Subsidiaries as presently conducted (collectively, the "Company Intellectual Property"). The Company is the sole and exclusive owner of the entire right, title and interest in and to the Company Intellectual Property, free of any and all Liens and there are no pending, or to the Foundation's knowledge, threatened proceedings or litigation or other adverse claims affecting or with respect to the Company Intellectual Property. To the Foundation's knowledge, (a) no Person is infringing the Company Intellectual Property and (b) none of the Company Intellectual Property is infringing upon the intellectual property rights of any other Persons.

        3.4    ORGANIZATION AND STANDING OF THE COMPANY.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to transact business and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of properties owned or leased by it makes such qualification necessary, except in such jurisdictions where failure to be so duly qualified would not reasonably be expected to have a Material Adverse Effect. A list of the jurisdictions in which the Company is qualified to transact business is set forth in Schedule 3.4 attached hereto.

               (b) Each Subsidiary has been duly organized and is in good standing under the laws of the jurisdiction of its organization, and is duly qualified to transact business and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of properties owned or leased by it makes such qualification necessary, except in such jurisdictions where failure to be so duly qualified would not reasonably be expected to have a Material Adverse Effect. A list of the jurisdictions in which each Subsidiary is qualified to transact business is set forth in Schedule 3.4 attached hereto. All of the issued and outstanding equity interests of each Subsidiary have been duly authorized and validly issued and all of the equity interests of each Subsidiary are owned by the Company, directly or through Subsidiaries, free of any Liens. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities, rights of first refusal or other agreements or arrangements of any nature whatsoever under which any Subsidiary is or may become obligated to issue, assign or transfer any equity interest in such Subsidiary. Set forth in Schedule 3.4(b) is a list of the indentures of trust to which each of the Subsidiaries is a party. Each of the Subsidiaries has all requisite limited liability company or partnership power and authority to own its properties and carry on its business as presently conducted.

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               (c) The Foundation has delivered to the Buyer a true and complete copy of the Company's articles of incorporation and bylaws, and any amendments thereto, as currently in effect. The Foundation has provided to the Buyer a materially complete and accurate copy of the minute books of the Company, with all necessary signatures, setting forth meetings and certain actions taken by the shareholders and directors of the Company. The stock transfer books and stock ledgers of the Company are in all material respects in good order, true, correct and up to date, with all necessary signatures, and set forth all stock certificates issued, transferred and surrendered. The Company is not in default, in any material respect, under or in violation, in any material respect, of any provision of its articles of incorporation or bylaws,

               (d) The Company's authorized capital stock consists of 100,000 shares of senior stock, $0.01 par value per share, and 100,000 shares of common stock, $0.01 par value per share, of which 100,000 shares of senior stock are issued and outstanding and owned by the Foundation, free of any Liens (including any Lien that would otherwise constitute a Permitted Encumbrance), and no shares of common stock are issued or outstanding. The Stock is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and is subject to no restrictions with respect to transferability (other than restrictions, if any, imposed by Law). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, other than phantom stock rights described on
        Schedule 3.4(d). There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Stock. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities rights of first refusal or other agreements or arrangements of any nature whatsoever under which the Foundation or the Company are or may become obligated to issue, assign or transfer any shares of the capital stock of the Company.

               (e) Each of the Company and the Subsidiaries has all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except for such licenses, permits and authorizations, the absence of which would not reasonably be expected to have a Material Adverse Effect. None of the licenses, permits and authorizations of the Company or the Subsidiaries will be terminated or are terminable due to consummation of the transaction provided for herein.

        3.5 GOOD TITLE TO ASSETS. The Company and the Subsidiaries are the sole owners of, and have good title to or a valid leasehold in, free and clear of any Liens, the properties and assets used by them in the conduct of their business or shown on the Balance Sheet. Without limiting the foregoing, the Company and the Subsidiaries are the sole owners of and have good and marketable title to, free and clear of any Liens, through their eligible lender trustee, portfolios of FFELP Loans having an aggregate outstanding principal balance of not less than $839,000,000 as of August 31, 2005.

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        3.6 MATERIAL CONTRACTS. Schedule 3.6 attached hereto lists each agreement that is binding upon the Company or a Subsidiary, and which individually involve purchases, sales, transfers or services or obligations of the Company or a Subsidiary aggregating in excess of $250,000 over the life of such agreement. True, correct and complete copies of all documents referred to in Schedule 3.6 have been made available to the Buyer for its review. To the knowledge of the Foundation, no Person has claimed that any of such agreements listed in Schedule 3.6 are invalid or unenforceable in any material respect or in default in any material respect. Except as disclosed in Schedule 3.6, none of such agreements contain any provision which will or could result in termination or modification of such agreement upon consummation of the transactions contemplated by this Agreement. With respect to each of the agreements listed in
Schedule 3.6, such agreement is legal, valid, binding, enforceable and in full force and effect, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principals of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and, to the Foundation's knowledge, no party is in breach or default thereunder in any material respect and no event has occurred which with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification or acceleration under, such agreement.

        3.7 SUBSIDIARIES. The Company has no subsidiary other than the Subsidiaries.

        3.8 LITIGATION. There are no actions, claims, proceedings, litigation, state or federal equal employment opportunity commission proceedings pending or, to the Foundation's knowledge, threatened against the Company or any Subsidiary with respect to their business, that would reasonably be expected to have, directly or indirectly, individually or in aggregate, a Material Adverse Effect. All pending litigation to which the Company is a party is identified in Schedule
3.8 attached hereto.

        3.9 COMPLIANCE WITH LAWS. The Company and the Subsidiaries have complied in all material respects and are complying in all material respects with all Laws, and the Company has not received notice of violation of any applicable Law.

        3.10 COMPENSATION OF EMPLOYEES. Schedule 3.10(a) is a materially true, correct and complete list of the names and job titles of all persons who are employees, independent contractors or agents of the Company, together with current annual base salaries and 2004 bonuses and commissions of such employees, independent contractors or agents. Other than the employment agreements and consulting agreements listed in Schedule 3.10(b), the Company has no employment agreements, compensation or deferred compensation arrangements or consulting agreements with any employee or other person or entity which are in writing or which are not terminable at will. The Subsidiaries have no employees.

        3.11 TAXES. All material Tax returns required to be filed prior to the date of this Agreement have been filed in a timely manner and are true, complete and correct in all material respects. All material Taxes relating to the Company due on or before the date of this Agreement have been timely and fully paid. The charges, accruals and reserves for Taxes due, or accrued but not yet due, relating to the Company for any Tax period prior to the Closing Date as reflected on the books of the Company are adequate to cover such Taxes. No penalties or other charges of any nature are or will become due with respect to the late filing of, or late payment of Taxes on, any Tax returns with respect to


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periods ending prior to the Closing Date. All material Taxes that the Company is required by Law to withhold or collect have, in all respects, been duly withheld or collected and have been timely paid over to the extent due and payable. There are no Tax sharing agreements to which the Company is now or ever has been a party. The Company is not a party to any agreement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of ss. 280G of the Code. The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes, other than through the ownership of the Subsidiaries.

        3.12 EMPLOYEE BENEFIT PLANS. Except as identified in Schedule 3.12 attached hereto, the Company does not have "employee benefit plans" as that term is defined in Section 3(3) of ERISA, that currently are maintained by, sponsored in whole or in part by or contributed to, by or on behalf of the Company as applicable, for the benefit of the respective employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries. The Company has made available to the Buyer true and correct copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material written employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by, or on behalf of, the Company for the benefit of its employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries who are eligible to participate therein (the "Benefit Plans"). Neither the Foundation, the Company nor any ERISA affiliate of the Foundation (which for purposes of this Agreement shall mean any entity required to be aggregated with the Foundation or the Company under Code Sections 414(b),
(c), (m) or (o)) maintains or has maintained any multi employer plan within the meaning of Section 3(37) of ERISA. All Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Code and any other applicable laws, rules and regulations. No Benefit Plan that is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. No Benefit Plan has an "accumulated funding deficiency" as defined in Code Section 412. No event has occurred with respect to a Benefit Plan that could subject the Company to liability under Title IV of ERISA. No Benefit Plan has been funded or administered in a manner that would result in any material Liability for any Tax or penalty for overfunding or prohibited transactions under applicable law.

        3.13 ABSENCE OF CERTAIN EVENTS. Except as identified and described in
Schedule 3.13 attached hereto or as effected or contemplated by this Agreement, since July 31, 2005 (with respect to items (b), (c), (f), (g), (h), (j) and (m) below) and since December 31, 2004 (with respect to items (a), (d), (e), (i),
(k) and (l) below), there has not been:

               (a) an amendment to the Company's articles of incorporation or bylaws, or merger by the Company with or into or consolidation with any Person, an amendment of or modification to, or an agreement to amend or modify, any material agreement identified in Schedule 3.6 hereof to which the Company is a party, other than those made in the ordinary course of business, or a change or agreement to change the character or business of the Company in any material respect;

               (b) any dividends declared (other than the dividend described under Section 7.21) or paid, or other distributions of any kind made, to the Company's shareholder, or any direct or indirect redemption, purchase, retirement or other acquisition of any of the Stock;

               (c) any loan or advance made by the Company to any of the Company's officers, directors, employees, consultants or shareholders other than in the ordinary course of business;

               (d) any strike or other labor dispute that has resulted in or would reasonably be expected to have a Material Adverse Effect;

               (e) any loss of any material permit, license, qualification or certificate of authority held by the Company or a Subsidiary;

               (f) an incurrence by the Company or a Subsidiary of indebtedness, or entry by the Company or a Subsidiary into a transaction or series of transactions creating an obligation or Liability of the Company or a Subsidiary, in an amount exceeding $250,000, or any guarantee by the Company or a Subsidiary of any indebtedness, Liability or obligation of any other Person involving any amount exceeding $250,000, in each case, other than in the ordinary course of business and other than in connection with an amendment or restatement of the Company's existing bank loan agreements;

               (g) any obligation, Liability or Lien, paid, discharged or satisfied by or on behalf of the Company or a Subsidiary other than in the ordinary course of the Company's business and other than the current Liabilities reflected in the Balance Sheet;

               (h) any sale, transfer or other disposition of any asset or group of related assets of the Company or a Subsidiary having a book value in excess of $250,000 in the aggregate, or cancellation of debts or claims of the Company having a book value in excess of $250,000 in the aggregate, except in the ordinary course of business and except for the Student Loans identified on Schedule 3.13(h), which may be transferred or sold to the Foundation prior to Closing;

               (i) any material change in, or any contract to materially change, the compensation or other direct or indirect remuneration payable to any officer, employee or consultant of the Company or any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, or any employment or consulting agreement, granted, entered into or materially amended or altered, other than (i) in the ordinary course of business, (ii) as required pursuant to an existing employment agreement, (iii) the severance policy adopted by the Company on September 7, 2005 as amended on September 30, 2005 and (iv) the employment agreements between the Company and each of Richard Hendee and George Durstine, as identified in
        Schedule 3.10(b) hereof;

               (j) any capital expenditure, addition or improvement made or committed to be made by or on behalf of the Company in excess of $250,000 with respect to any single expenditure, addition or improvement of the Company;

               (k) any termination or failure to renew, or receipt of a threat (that was not subsequently withdrawn) by a third party to terminate or fail to renew, any agreement listed on Schedule 3.6;

               (l) any material failure to maintain the Books and Records of the Company in the usual, regular and ordinary manner, consistent with past practice, or any material change in the accounting principle or practice of the Company; or

               (m) any Material Adverse Effect.

        3.14 FINANCIAL STATEMENTS. Set forth in Schedule 3.14 are (a) the audited consolidated balance sheets of the Foundation, the Company, the Subsidiaries and the Servicer as of December 31, 2004 and related statements of income and cash flow for such entities for the fiscal year then ended, and (b) the unaudited consolidated balance sheet of the Servicer, the Company and the Subsidiaries at August 31, 2005 (the "Balance Sheet") and the related statements of income and cash flow for such entities for the eight month period then ended (collectively, the "Financial Statements"). The Financial Statements fairly present, in all material respects, the Company's financial condition and operating results as of the dates of and for the periods of such statements, have been prepared in conformity of GAAP, where applicable (except that the unaudited financial statements do not contain all footnotes required by GAAP and are subject to all normal year-end audit adjustments), and have been prepared on a consistent basis in all material respects throughout the periods covered thereby.

        3.15 ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any Subsidiary has any Liability that will have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for the Liabilities which are accrued or reserved against and reflected upon the Financial Statements.

        3.16 BROKERS AND FINDERS. The Foundation has not employed any broker or finder or incurred any Liability for any financial advisory fees, or brokerage fees, commissions or finder's fees in connection with this Agreement, other than those set forth in Schedule 3.16 attached hereto.

        3.17 CUSTOMERS. No customer which engages the services of the Company and no lender or school which supplies or assists in supplying student loans has terminated or, to the knowledge of the Foundation or the Company, threatened to terminate or decrease its relationship with the Company in any material respect within the previous twelve month period. The Company is not required to provide any bonding or other financial security arrangements in connection with any transactions with any customers or suppliers.

        3.18 REAL ESTATE. Schedule 3.18 attached hereto is a true and complete schedule of all leases of real estate to which the Company is a party and all parcels of real estate in which the Company holds a leasehold interest. All such leases are in full force and effect, the Company shall have the quiet and peaceful possession of the properties covered thereby, and none of the lessors thereunder are in material default under any of the terms thereof.

        3.19 FAIRNESS OPINION. The Foundation has received an opinion from Houlihan Lokey Howard & Zukin to the effect that the Purchase Price to be paid by the Buyer pursuant to this Agreement is fair from a financial point of view to the Foundation.

        3.20 CONVERSION AND CHARITABLE ORGANIZATION STATUS. The Stock qualifies as "senior stock" under Section 150(d) of the Code. The Foundation's election to convert under Section 150(d) of the Code and the conversion itself were both accomplished in accordance with all requirements under Section 150(d)(3) of the Code and applicable Law, resulting in the Foundation maintaining its Charitable Organization Status. Interest payable on the Tax-Exempt Bonds is excludable from the gross income of the holders thereof under the Code, and, to the Foundation's knowledge, all special allowance payments and interest subsidies billed historically by the Company or any of the Subsidiaries to the U.S. Secretary of Education have been properly billed and the Company has been and is entitled to such special allowance payment and interest subsidies as billed. None of the Foundation, the Company, the Subsidiaries or any Person acting on their behalf has ever redeemed or otherwise purchased any securities issued pursuant to any of the Tax-Exempt Bonds.

        3.21   [RESERVED]

        3.22 FORWARD FFELP LOAN SALE COMMITMENTS. Schedule 3.22 attached hereto sets forth a list of all written commitments made by Persons to sell FFELP Loans to the Company or the Subsidiaries in the future. All of the agreements set forth in Schedule 3.22 are valid and binding and in full force and effect and there are no breaches or defaults thereunder, or events which with notice or the passage of time could constitute a breach or default by the Company or by any other party thereto, except for such breaches, defaults or events that would not reasonably be expected to have a Material Adverse Effect. The information in
Schedule 3.22 setting forth the purchase prices and outstanding balances of FFELP Loans committed for sale to the Company in each such respective agreement is true and accurate in all material respects.

        3.23 FFELP LOANS. The amount of unpaid principal balance and accrued and unpaid interest of each FFELP Loan held by or on behalf of the Company or the Subsidiaries is set forth in Schedule 3.23, attached hereto, is due and owing, and no counterclaim, offset, defense or right of rescission exists with respect to any such FFELP Loan or which, with notice or lapse of time could be asserted by the borrower(s) thereon against the Company or any of the Subsidiaries. Each FFELP Loan held by or on behalf of the Company or any of the Subsidiaries has been duly executed and delivered and constitutes the legal, valid and binding obligation of the maker (and endorser, if any) thereof, enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principals of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No FFELP Loan held by or on behalf of the Company or any of the Subsidiaries bears interest at a rate lower than the highest rate provided in the Higher Education Act for such type of FFELP Loan, provided, however, that certain of such FFELP loans are subject to borrower incentive programs as described in Schedule 3.23. Each FFELP Loan held by or on behalf of the Company or any of the Subsidiaries is covered by a guarantee agreement with a guarantee agency in accordance with the Higher Education Act and is guaranteed as to full outstanding principal and accrued and unpaid interest in accordance with the Higher Education Act. Each of the FFELP Loans held by or on behalf of the Company or any of the Subsidiaries complies in all material respects with applicable Law. Each of the FFELP loans held by or on behalf of the Company or any of its Subsidiaries have been originated, serviced and collected in material compliance with the Higher Education Act and rules of the applicable guarantee agencies. None of any such FFELP Loans are subject to any error or deficiency in origination, servicing or collection or other circumstance which may result in either a loss of eligibility to receive any portion of the principal, interest, interest subsidy payments, special allowance payments (or guarantee or insurance payments with respect thereto), or may give rise to any Liability on the part of the Company or any of the Subsidiaries. Title to any FFELP Loans in which the Company or any of the Subsidiaries holds an interest is held by an "eligible lender" as defined in the Higher Education Act, and such eligible lender holds the lender identification numbers set forth in Schedule 3.23 on behalf of the Company or the Subsidiaries. Neither the Company nor any of the Subsidiaries own any interest in any Private Loans.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE SERVICER

        The Servicer represents to the Buyer as of the date of this Agreement as follows:

        4.1 AUTHORIZATION; ORGANIZATION AND STANDING; NON-CONTRAVENTION. (a) The Servicer has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Assuming the due authorization, execution and delivery of this Agreement by the Buyer and the Parent, this Agreement constitutes the valid and binding obligation of the

Servicer, enforceable against the Servicer in accordance with its terms subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principals of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        (b) The execution and delivery of this Agreement by the Servicer do not, and the consummation of the transactions contemplated hereby and the performance by the Servicer of its obligations under this Agreement will not (i) violate any Law applicable to the Servicer or by which the Purchased Assets are bound, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, modify or cancel, or require any notice under any material contract to which the Servicer is a party or by which the Servicer is bound or which any of its assets are subject,
(iii) violate provisions of the Servicer's articles of incorporation or bylaws, or (iv) violate any order, judgment or decree to which the Servicer is bound, except, with respect to the matters referred in clauses (i), (ii) and (iv), for such conflicts, breaches, defaults, accelerations, rights, modifications, cancellations, notices or violations that would not reasonably be expected to have a Material Adverse Effect. No approval, authorization, license, permit or other action by, or filing with, any Governmental Authority or non-governmental third party is required that has not been obtained in connection with the execution and delivery of this Agreement by the Servicer or the consummation by the Servicer of the transactions contemplated hereby, except such as may be required under the Hart-Scott-Rodino Act.

        4.2 INTELLECTUAL PROPERTY. Schedule 4.2 attached hereto sets forth a materially complete list of all patents, pending patent applications and registration certificates, all trade names, trade marks and service marks and applications therefor, all copyright registrations, all copyrights not registered, all internet domain name registrations of the Servicer, and all source codes used in the business and operations of the Servicer as presently conducted (collectively, the "Servicer Intellectual Property"). The Servicer is the sole and exclusive owner of the entire right, title and interest in and to the Servicer Intellectual Property, free of any and all Liens and there are no pending, or to the Servicer's knowledge, threatened proceedings or litigation or other adverse claims affecting or with respect to the Servicer Intellectual Property. To the Servicer's knowledge, (a) no Person is infringing the Servicer Intellectual Property, and (b) none of the Servicer Intellectual Property is infringing upon the intellectual property rights of any other Persons.

        4.3 ORGANIZATION AND STANDING OF THE SERVICER. The Servicer is a non-profit corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to transact business and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of properties owned or leased by it makes such qualification necessary, except in such jurisdictions where failure to be so duly qualified would not reasonably be expected to have a Material Adverse Effect. A list of the jurisdictions in which the Servicer is qualified to transact business is set forth in Schedule 4.3 attached hereto.

        4.4 GOOD TITLE TO ASSETS. The Servicer is the sole owner of, and has good title to or a valid leasehold in, the properties and assets used by it in the conduct of its business or shown on the Balance Sheet, free and clear of any Liens, except any claims or rights in favor of Charter Accounting Systems, Inc.

        4.5 MATERIAL CONTRACTS. Schedule 4.5 attached hereto lists each agreement that is binding upon the Servicer, and which individually involve purchases, sales, transfers or services or obligations of the Servicer aggregating in excess of $250,000 over the life of such agreement. True, correct and complete copies of all documents referred to in Schedule 4.5 have been made available to the Buyer for its review. To the knowledge of the Servicer, no Person has claimed that any of such agreements listed in Schedule 4.5 are invalid or unenforceable in any material respect or in default in any material respect. Except as disclosed in Schedule 4.5, none of such agreements contain any provision which will or could result in termination or modification of such agreement upon consummation of the transactions contemplated by this Agreement. With respect to each of the agreements listed in Schedule 4.5, such agreement is legal, valid, binding, enforceable and in full force and effect, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principals of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and, to the Servicer's knowledge, no party is in breach or default thereunder in any material respect and no event has occurred which with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification or acceleration under, such agreement.

        4.6 LITIGATION. There are no actions, claims, proceedings, litigation, state or federal equal employment opportunity commission proceedings pending or, to the Servicer's knowledge, threatened against the Servicer with respect to its business, that would reasonably be expected to have, directly or indirectly, individually or in aggregate, a Material Adverse Effect. All pending litigation to which the Servicer is a party is identified in Schedule 4.6 attached hereto.

        4.7 COMPLIANCE WITH LAWS. The Servicer has complied in all material respects and is complying in all material respects with all Laws, and the Servicer has not received notice of violation of any applicable Law.

        4.8 COMPENSATION OF EMPLOYEES. Schedule 4.8(a) is a materially true, correct and complete list of the names and job titles of all persons who are employees of the Servicer, together with current annual base salaries and 2004 bonuses and commissions of such employees, independent contractors or agents. Other than the employment agreements listed in Schedule 4.8(b) attached hereto, the Servicer has no employment agreements, compensation or deferred compensation arrangements or consulting agreements with any employee or other person or entity which are in writing or which are not terminable at will.

        4.9 EMPLOYEE BENEFIT PLANS. All employee benefit plans of the Servicer and similar employee arrangements or agreements are in compliance in all material respects with the applicable terms of ERISA, the Code and any other applicable laws, rules and regulations. No such benefit plan that is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. No such benefit plan has an "accumulated funding deficiency" as defined in Code Section 412. No event has occurred with respect to such a benefit plan that could subject the Servicer to liability under Title IV of ERISA. No such benefit plan has been funded or administered in a manner that would result in any material Liability for any Tax or penalty for overfunding or prohibited transactions under applicable law.

        4.10 ABSENCE OF CERTAIN EVENTS. Except as identified in Schedule 4.10 attached hereto or as effected or contemplated by this Agreement, since July 31, 2005 (with respect to items (c), (d), (f) and (i) below) and since December 31, 2004 (with respect to items (a), (b), (e), (g) and (h) below), there has not been:

               (a) any strike or other labor dispute that has resulted in or would reasonably be expected to have a Material Adverse Effect;

               (b) any loss of any material permit, license, qualification or certificate of authority held by the Servicer;

               (c) any obligation, Liability or Lien, paid, discharged or satisfied by or on behalf of the Servicer other than in the ordinary course of the Servicer's business and other than the current Liabilities reflected in the Balance Sheet;

               (d) any sale, transfer or other disposition of any asset or group of related assets of the Servicer having a book value in excess of $250,000 in the aggregate, or cancellation of debts or claims of the Servicer having a book value in excess of $250,000 in the aggregate, except in the ordinary course of business;

               (e) any material change in, or any contract to materially change, the compensation or other direct or indirect remuneration payable to any officer, employee or consultant of the Servicer or any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, or any employment or consulting agreement, granted, entered into or materially amended or altered, other than (i) in the ordinary course of business, (ii) as required pursuant to an existing employment agreement, and (iii) the amendment to the Servicer's severance policy adopted on September 15, 2005, as amended on September 30, 2005;

               (f) any capital expenditure, addition or improvement made or committed to be made by or on behalf of the Servicer in excess of $250,000 with respect to any single expenditure, addition or improvement of the Servicer;

               (g) any termination or failure to renew, or receipt of a threat (that was not subsequently withdrawn) by a third party to terminate or fail to renew, any agreement listed on Schedule 4.5;

               (h) any material failure to maintain the books and records of the Servicer in the usual, regular and ordinary manner, consistent with past practice, or any material change in the accounting principle or practice of the Servicer; or

               (i) any Material Adverse Effect.

        4.11 FINANCIAL STATEMENTS. The Financial Statements fairly present, in all material respects, the Servicer's financial condition and operating results as of the dates of and for the periods of such statements, have been prepared in conformity of GAAP, where applicable (except that the unaudited financial statements do not contain all footnotes required by GAAP and are subject to all normal year-end audit adjustments), and have been prepared on a consistent basis in all material respects throughout the periods covered thereby.

        4.12 ABSENCE OF UNDISCLOSED LIABILITIES. The Servicer does not have any Liability that will have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for the Liabilities which are accrued or reserved against and reflected in the Financial Statements.

        4.13 BROKERS AND FINDERS. The Servicer has not employed any broker or finder or incurred any Liability for any financial advisory fees, or brokerage fees, commissions or finder's fees in connection with this Agreement.

        4.14 CUSTOMERS. No customer which engages the services of the Servicer and no servicing customer has terminated or, to the knowledge of the Servicer, threatened to terminate or decrease its relationship with the Servicer in any material respect within the previous twelve month period. As of the Closing Date, the Servicer is not required to provide any bonding or other financial security arrangements in connection with any transactions with any customers or suppliers.

        4.15 REAL ESTATE. Schedule 4.15 attached hereto is a true and complete schedule of all leases of real estate to which the Servicer is a party and all parcels of real estate in which the Servicer holds a title or leasehold interest. All such leases are in full force and effect, the Servicer shall have the quiet and peaceful possession of the properties covered thereby, and none of the lessors thereunder are in material default under any of the terms thereof.

        4.16 SERVICING OPERATION CONTRACTS. Schedule 4.16, attached hereto, sets forth a list of all Servicing Operation Contracts under which the Servicer acts as servicing agent and services Student Loans. All of the Servicing Operation Contracts set forth in Schedule 4.16 are valid and binding and in full force and effect and there are no breaches or defaults thereunder or events which with notice or passage of time would constitute a material breach or default by the Servicer or any other party thereto. If any such Servicing Operation Contracts contain restrictions on assignment, the Servicer shall use its commercially reasonable efforts to obtain written consents to assignment to the Buyer signed by the other parties thereto.

                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

        The Buyer and Parent each, jointly and severally, represent and warrant to the Foundation and the Servicer as of the date of this Agreement as follows:

        5.1 ORGANIZATION AND POWER. Each of the Buyer and the Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of organization. Each of the Buyer and the Parent has full corporate power to execute, deliver and perform this Agreement and all other agreements and documents to be executed and delivered by it in connection herewith.

        5.2 AUTHORITY; NONCONTRAVENTION. Each of the Buyer and the Parent has the necessary corporate powers and authority to execute and deliver this Agreement and to perform the obligations to be performed by it hereunder, and this Agreement is valid and binding upon the Parent and the Buyer and enforceable in accordance with its terms. The execution and delivery of this Agreement will not (a) violate any Law, (b) conflict with, result in a breach of, constitute a default under, result in acceleration of, create in any Person the right to accelerate, modify or cancel, or require any notice under any contract to which the Parent or the Buyer is a party or by which the Parent or the Buyer is bound or which any of either entity's assets are subject, (c) violate the articles of incorporation or bylaws of the Buyer, or (d) result in acceleration of any obligation under, or constitute an event of default under, any order, judgment or decree to which the Parent or the Buyer is bound. Except as specifically set forth in this Agreement, no approval, authorization, license, permit or other action by, or filing with, any Governmental Authority or non-governmental third party, or of the shareholders or directors of the Parent or the Buyer is required that has not been obtained in connection with the execution and delivery of this Agreement by the Parent or the Buyer or the consummation by the Parent or the Buyer of the transactions contemplated hereby.

        5.3 BROKERS AND FINDERS. Neither the Parent nor the Buyer has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finder's fees in connection with this Agreement.

        5.4 FINANCING. Buyer, as of Closing, shall have sufficient funds (through existing credit arrangements or a signed commitment letter) to pay the Purchase Price and all fees and expenses payable by Buyer related to this Agreement and the transactions contemplated hereby, each on the terms contemplated by this Agreement.

        5.5 CERTAIN INVESTMENT REPRESENTATIONS. Buyer is purchasing the Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Buyer is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Stock. Parent and Buyer each acknowledges that the Stock has not been registered under the Securities Act or any state or foreign securities laws and that the Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

        5.6 LITIGATION. There is no suit, action or proceeding by any Person pending or, to the knowledge of Buyer or Parent, threatened against Buyer, Parent or any Affiliate thereof, nor is there any judgment, decree, unfunded settlement, conciliation agreement, letter of deficiency, award, temporary restraining order, injunction, rule or order of any Governmental Authority outstanding against Buyer or Parent, that may (i) affect, challenge or impair the ability of Parent or Buyer to perform its obligations under this Agreement or the consummation of the transactions contemplated hereunder or (ii) delay or prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Agency, arbitrator or mediator outstanding against Buyer, Parent or any Affiliate thereof having, or which could be expected to have, any effect referred to in clause (i) or (ii) above.

                                   ARTICLE VI
                                     CLOSING

        6.1 CLOSING. If the conditions to the parties' obligations enumerated below in Sections 6.2 and 6.3 are satisfied, consummation of the transactions contemplated hereby (the "Closing") shall take place on the twentieth day following the Parent's filing of the Form 8-K referenced in Section 7.1 (or on the next business day if the such day is a Saturday, Sunday or bank holiday in the State of Texas) (the "Closing Date") at the offices of Vinson & Elkins L.L.P. in Dallas, Texas, or as soon thereafter as all conditions to Closing have been satisfied or waived in accordance with Sections 6.2 and 6.3 or on such other date or at such other location as the parties may agree.

        6.2 CONDITIONS TO THE PARENT'S AND THE BUYER'S OBLIGATIONS. The obligations of the Parent and the Buyer to effect the transactions contemplated by this Agreement are subject to satisfaction (or written waiver by the Parent in the Parent's sole discretion) of the following conditions at or before the
Closing:

               6.2.1 AGREEMENTS PERFORMED. Each of the Foundation and the Servicer shall have performed in all material respects all of the obligations under this Agreement to be performed by it at or before the Closing and the Parent and the Buyer shall have received a certificate to such effect, executed by each of the Foundation and the Servicer and dated as of the Closing Date.

               6.2.2 REPRESENTATIONS ACCURATE. The representations and warranties of each of the Foundation and the Servicer contained herein shall be accurate in all material respects as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly speak as of an earlier date), without giving effect to any supplemental disclosure, update or modification of any Schedule hereto, and the Buyer shall have received a certificate to such effect, executed by the Foundation and the Servicer and dated as of the Closing Date; PROVIDED, HOWEVER, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would result in a Material Adverse Effect. The certificate of the Foundation and the Servicer required by this Section 6.2.2 shall be deemed to be a representation and warranty of the Foundation and the Servicer under this Agreement as of the Closing Date.

               6.2.3 LEGAL ACTION. There will be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

               6.2.4 DELIVERIES. The Buyer will have received the documents to be delivered pursuant to Sections 6.5.1 and 6.5.3 hereof; and

               6.2.5 HART-SCOTT-RODINO ACT COMPLIANCE. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or shall have been otherwise terminated.

               6.3 CONDITIONS TO THE FOUNDATION'S AND THE SERVICER'S OBLIGATIONS. The obligation of the Foundation and of the Servicer, respectively, to perform this Agreement is subject to satisfaction (or written waiver of the Foundation and of the Servicer in the Foundation's and the Servicer's sole discretion) of the following conditions at or before the Closing:

               6.3.1 AGREEMENTS PERFORMED. The Parent and the Buyer shall have performed in all material respects all of their obligations under this Agreement to be performed by them at or before the Closing and the Foundation and the Servicer shall have received a certificate to such effect, executed by the Parent and the Buyer and dated as of the Closing Date;

               6.3.2 REPRESENTATIONS ACCURATE. The representations and warranties of the Parent and the Buyer contained herein shall be accurate in all material respects as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly speak as of an earlier date) and the Foundation and the Servicer shall have received a certificate to such effect, executed by the Parent and the Buyer and dated as of the Closing Date. The certificate of the Parent and the Buyer required by this
Section 6.3.2 shall be deemed to be a representation and warranty of the Parent and the Buyer under this Agreement as of the Closing Date.

               6.3.3 LEGAL ACTION. There will be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the transactions contemplated by this Agreement;

               6.3.4 HART-SCOTT-RODINO ACT COMPLIANCE. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or shall have been otherwise terminated; and

               6.3.5 CLOSING PAYMENT. The Foundation and the Servicer will have received immediately available funds by wire transfer in the amount of the Purchase Price and each of the other documents required to be delivered pursuant to Section 6.5.2 hereof.

        6.4    CLOSING COVENANTS; TERMINATION.

               6.4.1  [Reserved]

               6.4.2 SATISFACTION OF CONDITIONS. Each of the Foundation and the Servicer agrees to use its commercially reasonable efforts to cause each of the conditions set forth in Section 6.2 to be satisfied at or before the Closing. Each of the Parent and the Buyer agrees to use its commercially reasonable efforts to cause each of the conditions set forth in Section 6.3 to be satisfied at or before the Closing.

               6.4.3  TERMINATION. This Agreement may be terminated at any time:

                      (a) by written agreement of the Parent, the Servicer and
               the Foundation;

                      (b) by the Parent, upon the Parent giving written notice
               to the Foundation and the Servicer, if either (i) there has been a material breach by the Foundation or the Servicer of any of the Foundation's or the Servicer's representations, warranties, covenants or agreements set forth in this Agreement (other than, with respect to a breach of a representation or warranty, a breach that would not reasonably be expected to result in a Material Adverse Effect) which breach cannot be cured prior to the Closing Date, or (ii) the Closing shall not have occurred on or before the 90th day following the date hereof by reason of failure of any condition precedent under Section 6.2 hereof (other than the failure of the Parent or the Buyer to comply with its obligations under this Agreement);

                      (c) by the Foundation and the Servicer, upon the
               Foundation giving written notice to the Buyer, if either (i) there has been a material breach by the Parent or the Buyer of any of either entity's representations, warranties, covenants or agreements set forth in this Agreement which breach cannot be cured prior to the Closing Date, or (ii) the Closing shall not have occurred on or before the 90th day following the date hereof by reason of failure of any condition precedent under Section 6.3 hereof (other than the failure of either the Foundation or the Servicer to comply with its obligations under this Agreement);

                      (d) by the Servicer and the Foundation, upon giving
               written notice to the Parent that any of the Servicer, the Foundation or the Company intends to accept a Superior Third Party Offer pursuant to Section 7.14 hereof, subject to the obligation of the Servicer and the Foundation to pay the Termination Fee to the Buyer.

               6.4.4 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to paragraph (a) of Section 6.4.3, all provisions of this Agreement will become void without any Liability on the part of any party. If this Agreement is terminated pursuant to paragraph (b), (c) or
        (d) of Section 6.4.3, then the undertakings of the parties set forth herein shall forthwith be of no further force and effect without any Liability on the part of any party; PROVIDED, HOWEVER, that, subject in all respects to Section 7.14(d), this Section 6.4.4, Section 7.14 and
        Article IX, and the obligations thereunder and the rights and remedies for any breaches of this Agreement occurring prior to such termination, in each case, shall survive any such termination.

        6.5 CLOSING DELIVERIES. At the Closing, the parties hereto will make the transfers and deliveries hereinafter set forth. The transfers and deliveries herein contemplated will be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery will become effective until all of the transfers and deliveries provided for hereunder have been consummated. The transfers and deliveries herein contemplated will be deemed to have occurred and the Closing will be effective as of the close of business on the Closing Date.

               6.5.1 DELIVERIES FROM THE FOUNDATION TO THE BUYER. At the Closing, the Foundation shall deliver or cause to be delivered the following to the Buyer:

                      (a) certificates representing all of the Stock duly
               endorsed by the Foundation, fully registered in the name of the Buyer and duly recorded on the stockholder and transfer records of the Company, free of all Liens (including any Lien that would otherwise constitute a Permitted Encumbrance);

                      (b) the Books and Records of the Company including,
               without limitation, the stock books, stock ledgers, minute books, corporate seal and contracts;

                      (c) an Administrative Services Agreement incorporating the terms set forth in Schedule 6.5.1(A) and a Loan Servicing Agreement incorporating the terms set forth in Schedule 6.5.1(B), each duly executed by the Foundation;

                      (d) a certificate of the Foundation in accordance with
               Section 6.2 hereof;

                      (e) a certificate of good standing with respect to each of the Company and the Subsidiaries, issued by the Secretary of State for the state of incorporation or organization thereof within ten (10) days prior to the Closing Date;

                      (f) an opinion from the Foundation's counsel, dated as of
               the Closing Date, addressed to the Buyer, opining that (i) the execution and delivery by the Foundation of the Agreement have been duly authorized by all corporate action on the part of the Foundation, (ii) the Agreement constitutes the valid and binding obligation of the Foundation, enforceable against the Foundation in accordance with its terms, subject to customary qualifications (including that such counsel is not opining as to the enforceability of Section 7.12 hereof), and (iii) the transactions contemplated in this Agreement do not result in an adverse effect on the prior legal opinions with respect to the treatment of interest on the Tax-Exempt Bonds as excludable from the gross income of the holders thereof under existing law, all in form and substance reasonably satisfactory to the Buyer and its counsel;

                      (g) certificates executed by the Secretary of each of the
               Foundation, the Company and the Subsidiaries, certifying copies of the articles of incorporation (or article of organization or partnership agreement, as the case may be), bylaws (or operating agreements, as the case may be) and all amendments thereto of each certifying entity as in effect as of the Closing Date and, in the case of the Foundation, certifying duly enacted resolutions of the board of directors of the Foundation approving this Agreement and the other documents and transactions contemplated hereby and authorizing the execution and delivery thereof; and

                      (h) each other document reasonably requested to be
               delivered to the Buyer hereunder.

               6.5.2 DELIVERIES FROM THE PARENT OR THE BUYER TO THE FOUNDATION OR TO THE SERVICER. At the Closing, the Buyer or the Parent shall deliver or cause to be delivered the following to the Foundation or to the Servicer, as appropriate:

                      (a) wire transfer of the Purchase Price to the Foundation
               and the Servicer, allocated in accordance with the terms of this Agreement;

                      (b) an Administrative Services Agreement incorporating the terms set forth in Schedule 6.5.1(A) and a Loan Servicing Agreement incorporating the terms set forth in Schedule 6.5.1(B), each duly executed by the Parent;

                      (c) a Bill of Sale and Assignment and Assumption
               Agreement, in the form of Schedule 6.5.2, attached hereto, duly executed by the Buyer;

                      (d) an opinion from the Parent's and Buyer's counsel,
               dated as of the Closing Date, addressed to the Foundation and the Servicer, opining that (i) the execution and delivery by the Parent and the Buyer of the Agreement have been duly authorized by all corporate action on the part of the Parent and the Buyer, and (ii) the Agreement constitutes the valid and binding obligation on the part of the Buyer, enforceable against the Parent and the Buyer in accordance with its terms, subject to customary qualifications (including that such counsel is not opining as to the enforceability of Section 7.12 hereof), all in form and substance reasonably satisfactory to the Foundation, the Servicer and their respective counsel;

                      (e) a certificate of the Parent and the Buyer in
               accordance with Section 6.3 hereof; and

                      (f) each other document reasonably requested to be
               delivered to the Foundation hereunder.

               6.5.3 DELIVERIES FROM THE SERVICER TO THE BUYER. At the Closing, the Servicer shall deliver or cause to be delivered the following to the Buyer:

                      (a) a duly executed Bill of Sale and Assignment and
               Assumption Agreement, in the form of Schedule 6.5.2, attached hereto;

                      (b) such releases and termination statements as may be
               necessary to terminate and release any and all Liens on the Purchased Assets;

                      (c) an opinion from the Servicer's counsel, dated as of
               the Closing Date, in form and substance satisfactory to the Buyer and its counsel, addressed to the Buyer, opining that (i) the execution and delivery by the Servicer of the Agreement have been duly authorized by all corporate action on the part of the Servicer, and (ii) the Agreement constitutes the valid and binding obligation of the Servicer in accordance with its terms, subject to customary qualifications (including that such counsel is not opining as to the enforceability of Section 7.12 hereof);

                      (d) a certificate of the Secretary of the Servicer
               certifying duly enacted resolutions of the board of directors of the Servicer approving this Agreement and the other documents and transactions contemplated hereby and authorizing execution and delivery thereof;

                      (e) a certificate of the Servicer in accordance with
               Section 6.2 hereof; and

                      (f) each other document reasonably requested to be
               delivered by the Buyer hereunder.

                                   ARTICLE VII
                                    COVENANTS

        7.1 PUBLICITY. All public announcements relating to this Agreement or the transactions contemplated hereby will be made only as may be authorized mutually by the Parent and the Foundation or as required by Law. On the first business day following the execution of this Agreement, (i) the Parent, the Foundation and the Servicer shall issue a joint press release substantially in the form set forth in Schedule 7.1 and containing a statement to the effect that closing of the transactions contemplated hereby shall be subject to standard conditions of closing such as lapse of regulatory waiting periods and any other legal obligations, and (ii) the Buyer shall file a current report under Item
1.01 of Form 8-K under the Securities Exchange Act of 1934 with respect to the execution of this Agreement and shall file this Agreement as an exhibit thereto.

        7.2    CONFIDENTIALITY.

               7.2.1 CONFIDENTIALITY OBLIGATION. Except for a Required Disclosure (as defined below) and except for the public disclosure contemplated by Section 7.1, each party hereto agrees not to disclose or use, directly or indirectly, any Confidential Information of the other parties, at any time after execution of this Agreement and prior to the Closing. In the event of a contemplated Required Disclosure of Confidential Information by a party, such party agrees to use its best efforts to provide the other party and the Company an opportunity to object to the disclosure and as much prior written notice as is possible under the circumstances. For purposes of this Section 7.2.1, "Confidential Information" means (i) all information belonging to, used by, or which is in the possession of any party hereto relating to the Servicer's, the Company's or the Subsidiaries' or another party hereto's business to the extent such information has not been or is not intended to be disseminated to the public or is otherwise not generally known to competitors of the Servicer, the Company or the Subsidiaries, including, but not limited to, information relating to the Company's or its Subsidiaries' products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or trade secrets and (ii) to the extent such information has not been or is not intended to be disseminated to the public, all information relating to the acquisition of the Stock and the Purchased Assets by the Buyer hereunder, including, without limitation, all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement and each other document and agreement delivered in connection herewith; PROVIDED, that nothing in this section shall prohibit the Foundation, the Servicer or the Company from engaging in discussions or negotiations contemplated by Section 7.14 of this Agreement. Each party hereto acknowledges that following the Closing all of the Confidential Information will be the exclusive proprietary property of the Company or of the appropriate other parties hereto, as the case may be, whether or not prepared in whole or in part by any party hereto and whether or not disclosed to or entrusted to the custody of any party hereto. Nothing herein shall require any party to withhold from disclosure of any Confidential Information hereunder where disclosure is required by Law, required to be included in either party's financial statements or required for the preparation and submission of any report for any agency, commission or board requiring such information in connection with such party's business (a "Required Disclosure"). Notwithstanding any other provision contained in this Agreement to the contrary, the Buyer may furnish information (including Confidential Information) to third Persons who are agents or employees of the Buyer.

        7.3 ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of the Foundation and the Servicer shall afford to the officers, employees, accountants, counsel and other representatives of the Buyer reasonable access, during normal business hours during the period prior to the Closing Date, to all of the properties of the Company and of the Servicer and, during such period, each of the Company and the Servicer shall make available to the Buyer all information and Books and Records concerning the Company and the Servicer and their respective properties, business and employees as the Buyer may reasonably request. Following the end of each calendar month prior to Closing, the Foundation and the Servicer shall provide to the Buyer unaudited interim financial statements of the Servicer, the Company and the Subsidiaries for such calendar month promptly after the same become available for internal purposes.

        7.4 CONDUCT OF BUSINESS. The Foundation agrees that, from the date hereof through the Closing, except to the extent otherwise permitted or required by this Agreement or consented to in writing by the Buyer, the Foundation shall cause the Company to:

               (a) operate its business only in the ordinary course of business;

               (b) not enter into or assume any material agreement, contract or instrument relating to the Company or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof, except in the ordinary course of business;

               (c) pay accounts payable and other obligations of the Company when they become due and payable in the ordinary course of business;

               (d) use its reasonable efforts to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with customers, suppliers, creditors and others having business relationships with it;

               (e) use commercially reasonable efforts to preserve its properties and assets and to maintain its permits and licenses;

               (f) use commercially reasonable efforts to maintain its existing insurance policies in full force and effect;

               (g) comply in all material respects with any applicable Law;

               (h) promptly advise the Buyer in writing of any Material Adverse Effect;

               (i) review with the Buyer all decisions regarding new contracts or extensions or amendments of existing contracts, equipment purchases and sales and other operational decisions involving individually or in the aggregate more than $250,000 over the life of such matter;

               (j) except as required by applicable Law or contract, not make or commit to make any salary or wage increase with respect to any officer, employee or agent or enter into, amend or alter any Benefit Plan, trust agreement or arrangement or any employment or consulting contract; PROVIDED, that that Company may amend or modify its Phantom Stock Plan to provide for payments required to be made thereunder to be calculated in the manner required under such plan as of September 30, 2005;

               (k) not pay, discharge or satisfy any Liability or Lien other than current Liabilities reflected in the Balance Sheet, and current Liabilities incurred since the date of the Balance Sheet in the ordinary course of business;

               (l) not sell, transfer or otherwise dispose of or encumber any of its assets or properties other than in the ordinary course of business, or engage in any activity in connection with any securitization of assets owned by the Company or the Subsidiaries;

               (m) not declare or pay any dividend or make any distribution with respect to the Stock, or redeem, purchase or otherwise acquire any of its capital stock;

               (n) not modify or amend any of the terms of any of the contracts set forth on Schedule 3.6 to which the Company is a party, other than in the ordinary course of business;

               (o) not make any contract or understanding to take any action proscribed by this Section 7.4; and

               (p) not take any affirmative action, or fail to take any reasonable action within its control, which would result in any of the changes or events listed in Section 3.13.

        7.5 CONDUCT OF BUSINESS. The Servicer agrees that, from the date hereof through the Closing, except to the extent otherwise permitted by this Agreement or consented to in writing by the Buyer, the Servicer shall:

               (a) operate its business only in the ordinary course of business;

               (b) not enter into or assume any material agreement, contract or instrument relating to the Servicer or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof, except in the ordinary course of business;

               (c) pay accounts payable and other obligations of the Servicer when they become due and payable in the ordinary course of business;

               (d) use its reasonable efforts to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with customers, suppliers, creditors and others having business relationships with it;

               (e) use commercially reasonable efforts to preserve its properties and assets and to maintain its permits and licenses;

               (f) use commercially reasonable efforts to maintain its existing insurance policies in full force and effect;

               (g) comply in all material respects with any applicable Law;

               (h) promptly advise the Buyer in writing of any Material Adverse Effect;

               (i) review with the Buyer all decisions regarding new contracts or extensions or amendments of existing contracts, equipment purchases and sales and other operational decisions involving individually or in the aggregate more than $250,000 over the life of each such matter;

               (j) except as required by applicable Law or contract, not make or commit to make any salary or wage increase with respect to any officer, employee or agent or enter into, amend or alter any Benefit Plan, trust agreement or arrangement or any employment or consulting contract;

               (k) not sell, transfer or otherwise dispose of or encumber any of its assets or properties other than in the ordinary course of business;

               (l) not modify or amend any of the terms of any of the contracts set forth on Schedule 4.5 to which the Servicer is a party other than in the ordinary course of business;

               (m) not make any contract or understanding to take any action proscribed by this Sections 7.5;

               (n) not take any affirmative action, or fail to take any reasonable action within its control, which would result in any of the changes or events listed in Sections 4.10.

        7.6 FINANCIAL INFORMATION. From and after the date hereof, the Foundation shall provide the Buyer with copies of monthly financial statements of the Company, and the Servicer shall provide the Buyer with copies of monthly financial statements of the Servicer. Such financial statements shall be delivered to the Buyer within five (5) days after such statements become generally available to management of the Company or the Servicer, as the case may be.

        7.7 OFFICERS AND EMPLOYEES. Without incurring any Liability with respect to the Company, the Foundation shall use commercially reasonable efforts to cause the officers and employees of the Company listed on Schedule 7.7 to remain as officers, employees or independent contractors (as applicable) with the Company or to accept employment with, or enter into an independent contractor agreement with, the Parent's designee after the Closing Date, pursuant to the agreements set forth in Schedule 7.7 hereto. Prior to the Closing Date, the Company or the Parent's designee shall negotiate to enter into employment or independent contractor agreements with the key employees of the Company or of the Servicer listed in Schedule 7.7 under the terms described therein.

        7.8 FINAL TAX RETURN. The Buyer shall cause the Company to engage the accounting firm of its choice to prepare the final Tax return for the Company following Closing, the cost of which shall be paid by the Foundation. In the event the Company ultimately incurs any Liabilities for Taxes with respect to any matters with respect to which the Company received notice or waived such notice from the Internal Revenue Service between August 31, 2005 and the Closing Date, the Foundation shall promptly pay to the Buyer the amount of all such Liabilities upon request therefor from the Buyer. Not later than 10 days prior to the due date of each such Tax return, the Buyer shall deliver a copy of such Tax Return to the Foundation. The Buyer shall permit the Foundation to review and comment on such Tax return prior to filing and shall make such revisions to such Tax return as are reasonably requested by the Foundation.

        7.9    ALLOCATION OF PURCHASE PRICE.

               (a) Allocation between the Foundation and the Servicer. The Purchase Price, as adjusted in accordance with the other provisions of this Agreement, shall be allocated in such manner that the Buyer will pay (i) to the Foundation the sum of $163,585,331, and (ii) to the Servicer the sum of $10,000,000. Any adjustment of the Purchase Price in accordance with the other provisions of this Agreement shall be made to the portion of the Purchase Price allocated to the Foundation.

               (b) Allocation Among Stock, Purchased Assets and Noncompete Covenants.

                      (i) The Purchase Price, as adjusted in accordance with the other provisions of this Agreement, shall be allocated among the Stock, the Purchased Assets and the noncompetition covenants in
               Section 7.12 in accordance with the procedure set forth in this
               Section 7.9(b).

                      (ii) The parties hereto covenant and agree that they will
               attempt, in good faith, to reach mutual agreement on the allocation of the Purchase Price, as adjusted in accordance with the other provisions of this Agreement, by November 15, 2005, or such other date as mutually agreed to in writing by the parties. If the parties do not reach such agreement by such date, any dispute over such allocation shall be resolved by an accounting firm chosen by the Buyer and reasonably acceptable to the Foundation prior to the Closing. The fees and expenses of such accounting firm shall be borne equally by the Parent and the Servicer. The parties (and their Affiliates) shall: (A) timely file all forms and Tax returns (including IRS Form 8594 (Asset Allocation Statement)) required to be filed in connection with this Section 7.9(b), (B) be bound by such allocation for all Tax purposes, (C) prepare and file all Tax returns in a manner consistent with such allocation, and (D) take no position inconsistent with such allocation in any audit or other proceeding relating to Taxes without the written consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

                      (iii) The parties hereto covenant and agree with each
               other that none of them will take a position on any income tax return (including IRS Form 8594 (Asset Allocation Statement), if required), before any Governmental Authority charged with the collection of any income Tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 7.9(b) without the written consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

        7.10 PAYMENT OF INDEBTEDNESS. On or before the Closing Date, any intercompany Liabilities between the Foundation, on the one hand, and the Company or any Subsidiary, on the other, shall be eliminated.

        7.11 EMPLOYEES. The Buyer or the Parent shall offer employment or consulting arrangements with the Buyer or its designated Affiliates to the persons identified in Schedule 7.11 attached hereto who satisfy the Parent's standard employment qualifications, under such terms as are mutually agreeable between the Buyer or its designated Affiliates and such employees; provided that the Buyer's or its designated Affiliates' terms shall include (i) salaries substantially equivalent to, or better than, the salaries currently paid to such employees, (ii) participation in the Parent's benefit plans in accordance with the Parent's customary and usual employment practices; and (iii) the severance policy set forth on Schedule 1.5; provided that (a) such employee benefit plans and severance policy will recognize periods of employment with the Company and the Servicer for purposes of determining eligibility for participation in such employee benefit plans and severance policy (including vacation benefits), and shall not be subject to waiting periods, exclusions for pre-existing conditions or evidence of insurability, and (b) any claims arising prior to the Closing Date shall be included for purposes of satisfying deductibles, out of pocket maximums and similar limitations. The Servicer, the Foundation, and the Company shall cooperate reasonably with the Buyer's or its designated Affiliates' efforts to enter into employment arrangements with the employees identified in
Schedule 7.11. The Servicer and the Foundation agree, for the period of two (2) years following Closing, not to solicit for employment any of the employees identified in Schedule 7.11 that enter into individual employment or consulting agreements pursuant to this Section 7.11, other than such employees whose employment is terminated by the Buyer or its Affiliates; provided that nothing herein shall prohibit the Servicer or the Foundation from making general media solicitations (or hires resulting therefrom) not specifically targeted at such employees so long as such media solicitations do not violate Section 7.11 hereof. Prior to Closing, the Company shall amend its employment agreements with Larry G. Holt, Richard Hendee and Ralph Rushing and the employment policy with respect to George Durstine in the form previously provided to the Buyer.

        7.12 NONCOMPETITION. Each of the Servicer and the Foundation agrees that, for a period of five (5) years following the Closing Date, neither the Servicer nor the Foundation may engage, either directly or indirectly, in owning, managing, operating, joining, controlling, being retained as a contractor or consultant by or on behalf of, or participating in any manner in the ownership, management, operation or control of any Person which in any way, directly or indirectly, is engaged in any activity which is directly or indirectly competitive with the business of the Buyer or any of its Affiliates as currently conducted, with the exceptions of (i) participating in any program (including the origination and acquisition of loans or otherwise supporting the extension of credit) undertaken pursuant to legislation promulgated by the Legislature of the State of Texas providing for the extension of credit for the purposes of obtaining a higher education provided such program does not offer FFELP Loans made under the terms of the Higher Education Act, (ii) participating in any manner to support the extension of credit to persons seeking a higher education, provided that such participation does not require the Foundation to raise funds in the capital markets, or result in the acquisition, holding, financing or servicing of FFELP Loans by the Foundation or any entity acting on its behalf (except as permitted by clause (iii)), and (iii) acquiring, holding and financing FFELP Loans (or interests therein) by the Foundation to the limited extent required under the Code in order for the Foundation to maintain its Charitable Organization Status. For a period of five (5) years following the Closing Date, the Buyer agrees to sell, or cause to be sold, to the Foundation FFELP Loans and Private Loans in an aggregate amount sufficient to permit the Foundation to maintain a portfolio of FFELP Loans and Private Loans equal to no less than $200,000,000.00. The purchase price for such FFELP Loans and Private Loans shall be the fair market value mutually agreed upon by the Buyer and the Foundation. The Buyer also agrees to buy, or cause one or more of its Affiliates to buy, all of the FFELP Loans held by the Foundation (or any portion thereof if such portion exhibits representative characteristics of the Foundation's entire FFELP Loan portfolio) at a price not less than the unpaid principal balance thereof plus accrued borrower interest thereon. The Buyer shall be required to purchase a Loan only if such Loan is subject to an existing servicing agreement and guarantee agreement to which the Buyer is a party. Such purchase shall occur within fifteen business (15) days after written notice to Buyer of Foundation's intent to sell such FFELP loans. All purchases and sales of FFELP Loans and Private Loans hereunder shall be subject to terms and conditions (including representations and warranties) standard in the student loan industry.

        The commitment to sell such FFELP Loans and Private Loans to the Foundation as provided by this Section 7.12 may be satisfied by the sale of participation interests or subparticipation interests in FFELP Loans or Private Loans to the Foundation at the fair market value of such interests as mutually agreed upon by the parties. In connection with such sale, the Parent shall have the right to provide input to the Foundation with respect to any financing of the purchase of such interests. The participation interests or subparticipation interests sold to the Foundation pursuant to this paragraph must (i) be sufficient to produce gross revenues payable to the Foundation equal to that which would have been earned by a portfolio of FFELP Loans or Private Loans representing the difference between $200,000,000.00 and the amount of FFELP Loans and Private Loans then owned by the Foundation, taking into consideration servicing costs and premiums paid in connection with such FFELP Loans and Private Loans and (ii) have terms that, when calculated with the return provided by the Foundation's portfolio of FFELP Loans and Private Loans, are sufficient to produce a reasonable positive return to the Foundation, taking into account servicing costs and reasonable costs of funding. The Parent or its Affiliates shall have the option at any time to repurchase all or any portion of the FFELP Loans, Private Loans and participation or subparticipation interests sold to the Foundation under this Section 7.12 at fair market value as mutually agreed upon by the parties; provided that the remaining portfolio of such Loans and interests are sufficient to produce a reasonable positive return to the Foundation, taking into account servicing costs and reasonable costs of funding. At all times after the Closing Date, the Foundation shall have the right to acquire additional student loans from any source only to the extent necessary for the Foundation to qualify as an organization described in Section 509(a)(2) of the Code. The Parent shall have access to the financial and other records of the Foundation from time to time in order to verify the needs of the Foundation in maintaining its qualification as an organization under Section 509(a)(2) of the Code and to verify the Foundation's rate of return on any FFELP Loans, Private Loans, participation interests or subparticipation interests sold to the Foundation pursuant to this Section 7.12. Notwithstanding the foregoing, in the event that income from Private Loans is not permitted to be counted toward satisfying the Foundation's requirements to qualify as an organization described in Section 509(a)(2) of the Code, then the Buyer shall only sell FFELP Loans or participation interests therein to fulfill its commitments under this Section 7.12.

        Without limiting the generality of the foregoing, neither the Servicer nor the Foundation shall, and each of the Servicer and Foundation shall cause their then current officers, directors, employees, and agents not to, contact any borrower, school or lender in order to originate, acquire, hold, service or finance any FFELP Loan, except to the extent required under the Code for the Foundation to maintain its Charitable Organization Status. Prior to the sale or transfer of any FFELP Loans or Private Loans (or participation interests or subparticipation interests in such Loans) owned by or on behalf of the Foundation, the Foundation shall give written notice to the Buyer of the proposed details of such sale including but not limited to purchase price, identity of purchaser, characteristics of the FFELP Loan and Private Loan portfolios proposed to be sold and other relevant terms. The Buyer shall have fifteen (15) days after receipt of such notice in which to notify the Foundation that the Buyer wishes to exercise its right of first refusal hereby granted by the Foundation to the Buyer or its designee, in which case the Foundation shall promptly sell such FFELP Loans or Private Loans (or participation interests or subparticipation interests in such Loans) to the Buyer under the terms set forth in the Foundation's notice given pursuant to this Section 7.12. The parties acknowledge that a breach hereof will cause irreparable injury to the Buyer and that monetary damage would not provide an adequate remedy for such breach, and therefore the Buyer may elect to have this Section 7.12 specifically enforced by any court having equity jurisdiction. In the event either the Servicer or the Foundation fails in any manner to observe the requirements of this Section 7.12, the Buyer shall be entitled to enforce such provisions through any remedy provided by Law, including but not limited to injunctive relief, and pursue such other remedies for relief which may be available pursuant to Law or this Agreement. Within thirty (30) days following the Closing Date, the Servicer shall change its name so as to not include the word "LoanSTAR" (or any derivative thereof).

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

        7.13 CONTINUATION OF CHARITABLE ORGANIZATION STATUS. The Foundation and Servicer shall each maintain and continue its Charitable Organization Status through the Closing Date and for at least one year thereafter.

        7.14   NO SHOP.
               (a) From the date of this Agreement until the earlier of (i) the Closing Date or (ii) the termination of this Agreement in accordance with Section 6.4.3 hereof, each of the Foundation and the Servicer shall not, and shall cause their respective officers, directors, employees and other agents not to, directly or indirectly, solicit, initiate or encourage any Acquisition Proposal, other than in connection with the transactions contemplated by this Agreement. Nothing in this Agreement shall prevent the Foundation, the Company, the Servicer, their respective officers, directors, employees and other agents or the board of directors of the Foundation, the Company or the Servicer from engaging in discussions or negotiations with, or furnishing or disclosing any information relating to the Foundation, the Company, any Subsidiary or the Servicer, to any Person who has made a bona fide unsolicited Acquisition Proposal after the date hereof, if (x) in the good faith judgment of the Foundation's, the Servicer's or the Company's board of directors, taking into account the likelihood of consummation and after consultation with its financial advisors, such Acquisition Proposal is reasonably likely to result in a Superior Third Party Offer and (y) the board of directors of the Foundation, the Servicer or the Company, after consultation with its outside legal counsel, determines in good faith that the failure to do so would be inconsistent with its fiduciary obligations under applicable law.

               (b) In the event that the Servicer, the Foundation or the Company (or their respective representatives) receive any Acquisition Proposal in accordance with the foregoing, the Servicer and the Foundation shall
        (x) notify the Buyer as soon as practicable and (y) keep the Buyer informed generally of the status of such discussions or negotiations.

               (c) The Servicer, the Company and/or the Foundation may accept a Superior Third Party Offer; provided, that:

                (i) neither the Servicer nor the Foundation has breached in any material respect its obligations under this Section 7.14; and

                (ii) the Servicer and the Foundation contemporaneously terminate this Agreement pursuant to Section 6.4.3(d).

               (d) The Foundation and/or the Servicer shall pay the Termination Fee to the Buyer within five (5) business days following the closing of a Superior Third Party Offer transaction or termination of this Agreement pursuant to Section 6.4.3(d). The parties intend that the Termination Fee shall be liquidated damages and not (and not deemed to be) a penalty and payment thereof shall be the sole and exclusive remedy available to the Parent, the Buyer and their Affiliates for such termination or any breach of this Agreement in the event the Termination Fee is paid by the Foundation or the Servicer under and pursuant to this
        Section 7.14 and neither the Parent, the Buyer nor any of their Affiliates shall assert or pursue in any manner, directly or indirectly, any claim against the Foundation, the Company, any Subsidiary or the Servicer or its or their officers, directors, employees, agents or representatives based upon such termination or any breach of this Agreement.

        7.15 NOTICE OF DEVELOPMENTS. Prior to the Closing, each party shall promptly notify the other parties if such party or any of its representatives obtains actual knowledge that any representation or warranty of such party in this Agreement is not true and correct in all material respects, or if such party or any of its representatives obtains actual knowledge of any material errors in, or omissions from, the schedules hereto.

        7.16 JPM CHASE LINE. Prior to Closing, the Foundation shall cause the Company to use its good faith efforts to obtain the written consent of JPMorgan Chase Bank, N.A., under the JPM Chase Line, to the transactions contemplated by this Agreement, without resulting in any effect upon the JPM Chase Line. If the Company is not successful in obtaining such consent on terms reasonably satisfactory to the Buyer, then the Foundation shall cause the Company to pay off the principal balance and accrued interest under the JPM Chase Line in full on or before the Closing Date, and obtain a release of any Liens created under the JPM Chase Line.

        7.17 PRESERVATION OF BOOKS AND RECORDS. Buyer shall preserve the books and records constituting a part of the Purchased Assets for a period of six years from the Closing Date, or for such longer period as is required by any applicable Law, and will permit the Foundation and the Servicer and their authorized representatives reasonable access thereto, including making any copies, in connection with the affairs of the Foundation or the Servicer at the cost of the Foundation and the Servicer. Such records may be sought under this
Section 7.17 for any reasonable purpose, including, without limitation, to the extent reasonably required in connection with the audit, accounting, tax, litigation, or other similar needs of the party seeking such records.

        7.18 SATISFACTION OF PHANTOM EQUITY. On or prior to the Closing Date, the Foundation shall cause the Company to pay, satisfy and extinguish the Liabilities of the Company, and redeem the interests issued, under the Company's Phantom Stock Plan, as amended through the Closing Date, and provide to the Buyer evidence of such satisfaction. The portion of the Purchase Price allocated to the Foundation under Section 7.9(a) shall be reduced by any payment made by the Company to satisfy and extinguish such Liabilities.

        7.19 SATISFACTION OF CITIBANK COMMITMENT AGREEMENT. The parties acknowledge that the Foundation is obligated to sell, or cause an affiliate to sell to Citibank FFELP loans with an aggregate principal balance equal to $100,000,000.00. prior to June 30, 2006. Of this amount, approximately $23,000,000.00 of FFELP Loans have been sold, leaving a balance of approximately $77,000,000.00 remaining under the loan sale commitment. The agreement creating this obligation states that it may be assigned by the Foundation with the written consent of Citibank, which consent will not be unreasonably withheld. Foundation agrees to seek the consent of Citibank to the assignment of this agreement, and if obtained Buyer agrees to accept assignment of the agreement and perform all obligations of the Foundation thereunder. If Citibank fails to consent to such assignment, Buyer agrees to sell to Foundation before June 30, 2006 FFELP loans which qualify for sale under such agreement in an amount sufficient to satisfy all of the Foundation's obligations thereunder and at a premium equal to the previously agreed upon premium to be received by the Foundation from Citibank upon a subsequent sale of such loans. The Foundation agrees not to sell any FFELP loans to Citibank prior to Closing. However, the parties acknowledge that the Company as an affiliate of the Foundation may sell to Citibank, at any time prior to Closing, FFELP loans in an amount not in excess of that shown in Schedule 3.13(h) hereto.

        7.20 CONTINUATION OF SERVICER. For a period of at least one (1) year following the Closing Date, the Servicer shall maintain its corporate existence and not liquidate or dissolve. After the Closing Date, the Foundation and the Servicer and their respective Affiliates shall not use the word "LoanSTAR" or any derivative thereof in any marketing materials.

        7.21 RESCISSION OF DIVIDEND. Prior to the Closing, the Foundation shall cause the Company to rescind in full the dividend previously authorized and yet unpaid by the Company in the amount of $4,985,331.

        7.22 UNASSIGNABLE CONTRACTS. Prior to the Closing Date, the Servicer shall use commercially reasonable efforts to obtain any required consents to or approvals to effect the assignment of the Servicing Operations Contracts to the Buyer pursuant to this Agreement. To the extent the Servicer is unable to obtain such consents or approvals, the Servicer shall use commercially reasonable efforts to ensure that the Buyer shall receive all of the benefits of such Servicing Operations Contracts that would otherwise have been assigned to the Buyer but for the inability to obtain required consents to or approvals of assignment thereof, including paying to the Buyer all fees, compensation and consideration due under such unassignable contracts.

                                  ARTICLE VIII
                                 INDEMNIFICATION

        8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Foundation in Section 3.2, the third and fourth sentences of
Section 3.4(b), and Sections 3.4(d), 3.5, 3.6, 3.11 and 3.23, and of the Servicer in Sections 4.1, 4.4, 4.5, and 4.16 (collectively, the "Surviving Representations and Warranties"), will survive the Closing until, and shall terminate on, the expiration of the applicable statute of limitations; PROVIDED, that the representations and warranties of the Foundation set forth in Sections
3.6 and 3.23 and of the Servicer in Sections 4.5 and 4.16 shall terminate on the date that is 547 days following the Closing Date. No other representation or warranty of the Foundation or the Servicer shall survive the Closing. The representations and warranties of the Parent and the Buyer shall survive the Closing until, and shall terminate on, the expiration of the applicable statute of limitations. Neither the Foundation nor the Servicer shall be liable for any Indemnifiable Costs (as defined below) resulting from a breach of a Surviving Representation and Warranty unless a written claim for indemnification is made by the Parent or the Buyer on or before the applicable date of termination of such Surviving Representation and Warranty. Neither the Parent nor the Buyer shall be liable for any Indemnifiable Costs resulting from a breach of any representation or warranty unless a written claim for indemnification is made by the Foundation or the Servicer on or before the applicable date of termination of such representation or warranty.

        8.2 INDEMNIFICATION BY THE FOUNDATION AND THE SERVICER. From and after the Closing, and subject to the provisions of this Article VIII and Section 9.4 hereof, the Foundation and the Servicer will jointly and severally indemnify the Parent, the Buyer and their respective Affiliates, shareholders, directors, employees and agents (collectively, the "Buyer Indemnified Parties") against and hold them harmless from:

               (a) all Liability, loss, damage or cost (including without limitation reasonable attorneys fees) (collectively, "Indemnifiable Costs") resulting from or arising out of or in connection with any inaccuracy in or breach of any Surviving Representation and Warranty;

               (b) all Indemnifiable Costs resulting from or arising out of or in connection with any breach or nonperformance of any covenant or obligation herein made or incurred by the Foundation and/or the Servicer; and

               (c) all Indemnifiable Costs from or arising out of claims made against the Buyer for any Liability of the Servicer that is not an Assumed Liability.

        8.3 INDEMNIFICATION BY THE PARENT AND THE BUYER. From and after the Closing, and subject to the provisions of this Article VIII and Section 9.4 hereof, the Parent and the Buyer will jointly and severally indemnify the Foundation, the Servicer and their respective Affiliates, shareholders, members, directors, employees and agents (collectively, the "Foundation/Servicer Indemnified Parties") against and hold them harmless from:

               (a) all Indemnifiable Costs resulting from or arising out of or in connection with any inaccuracy in or breach of any representation or warranty by the Parent and the Buyer herein;

               (b) all Indemnifiable Costs resulting from or arising out of any breach or nonperformance of any covenant or obligation herein made or incurred by the Parent or the Buyer; and

               (c) all Indemnifiable Costs from or arising out of claims made against the Servicer for any Assumed Liability.

        8.4 LIMITATIONS. Notwithstanding the foregoing provisions of this
Article VIII, but subject in all respects to Section 9.4, the Parent and the Buyer, on behalf of themselves and anyone who could make a claim by or on either's behalf, agree as follows:

               (a) There shall be no liability of the Foundation or the Servicer for indemnification under Section 8.2 (i) for inaccuracies in or breaches of Sections 3.6 or 4.5 hereof unless and until the aggregate amount of Indemnifiable Costs for inaccuracies in or breaches of such sections exceeds $500,000, (ii) for inaccuracies in or breaches of
        Section 3.23 hereof unless and until the aggregate amount of Indemnifiable Costs for such inaccuracies or breaches exceeds $500,000, and (iii) for inaccuracies in or breaches of Section 4.16 hereof unless and until the aggregate amount of Indemnifiable Costs for such inaccuracies or breaches exceeds $500,000. If the aggregate amount of Indemnifiable Costs described in clause (i), (ii) or (iii) above exceed $500,000, the Servicer and the Foundation will only be obligated (subject to the other limitations in this Article VIII) to indemnify the Buyer Indemnified Parties for Indemnifiable Costs in excess of $500,000 for Indemnifiable Costs described in clause (i), Indemnifiable Costs in excess of $500,000 for Indemnifiable Costs described in clause (ii), and Indemnifiable Costs in excess of $500,000 for Indemnifiable Costs described in clause (iii). As an example of the foregoing, if the aggregate Indemnifiable Costs under Sections 3.6 and 4.5 equal $600,000, the Indemnifiable Costs under Section 3.23 equal $600,000 and the Indemnifiable Costs under Section 4.16 equal $300,000, the joint and several liability of the Foundation and the Servicer shall be $200,000.

               (b) In no event shall the Foundation or the Servicer have liability for indemnification with respect to inaccuracies in or breaches of Sections 3.23 or 4.16 resulting from, arising out of or in connection with (i) FFELP Loan or Private Loan servicing errors committed or caused by the Parent, the Buyer or their Affiliates (other than the Servicer) prior to the Closing or (ii) FFELP Loan or Private Loan servicing errors that are not the result of a systemic defect or series of defects in the Foundation's, the Servicer's, the Company's or the Subsidiaries' servicing operations that, singly or in the aggregate, impact a material portion of the FFELP Loans or Private Loans serviced by the Foundation, the Servicer, the Company or the Subsidiaries.

               (c) In no event shall the Servicer's and the Foundation's liability for Indemnifiable Costs pursuant to Section 8.2 exceed (i) $5,000,000 in the aggregate for breaches of Sections 3.6 and 4.5 hereof,
        (ii) $5,000,000 in the aggregate for breaches of Section 3.23, (iii) $5,000,000 in the aggregate for breaches of Section 4.16 or (iv) $500,000 for breaches of Section 3.11.

        8.5 DEFENSE OF THIRD PARTY ACTIONS. An Indemnified Party shall give prompt written notice to any entity that is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party under this Article VIII unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third party action on such terms as it deems appropriate; provided, however, that:

               (a) the Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third party action; PROVIDED, however, that the Indemnifying Party shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such third party action, or (ii) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel;

               (b) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third party action; and

               (c) the Indemnified Party shall be entitled to have sole control over the defense or settlement, compromise, admission, or acknowledgment of any third party action for which the Indemnifying Party notifies the Indemnifying Party in writing that it will not assume control of the defense; PROVIDED, that (i) the Indemnifying Party shall be entitled to participate at its own expense in the defense of such third party action and (ii) the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third party action pursuant to this Section 8.5 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

        8.6 DETERMINATION OF BREACH. For purposes of determining (i) whether an Indemnifying Party shall be required to indemnify an Indemnified Party under this Article VIII, or (ii) the aggregate amount of Indemnifiable Costs suffered by an Indemnified Party, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to whether a particular breach would result or be reasonably expected to result in a Material Adverse Effect.

        8.7 MITIGATION; OFFSET. (a) Each Indemnified Party shall use commercially reasonable efforts to mitigate all Indemnifiable Costs, including availing itself of any commercially reasonable defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnified Parties' commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Indemnifiable Costs for which indemnification would otherwise be due.

        (b) All Indemnifiable Costs shall be net of (i) the dollar amount of any insurance or other proceeds actually received by any Indemnified Party or any of its Affiliates with respect to such Indemnifiable Costs, (ii) the amount of recoveries from any third party actually received by any Indemnified Party, and
(iii) the amount of any Tax benefit available to reduce Taxes by any Indemnified Party arising from the incurrence or payment of any such Indemnifiable Costs. Any party seeking indemnity hereunder shall use commercially reasonable efforts to seek coverage (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Indemnifiable Costs; provided that no party is required hereby to maintain any insurance therefor.

                                   ARTICLE IX
                                  CONSTRUCTION

        9.1 DEFINITIONS. When used in this Agreement, the following terms in all of their tenses and cases will have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

        "Acquisition Proposal" means any proposal or offer, including, without limitation, any proposal or offer to the Foundation, the Company, the Subsidiaries or the Servicer (or any of their respective representatives or advisers), which relates to the purchase or acquisition of all or a majority or more of the business, assets or capital stock of the Foundation, the Company, the Subsidiaries or the Servicer, whether by way of merger, consolidation, asset purchase, stock purchase or similar transaction.

        "Affiliate" of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person. As used in this definition, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" shall mean this Stock and Asset Purchase Agreement and all schedules attached hereto and amendments hereof, and is defined in the Recitals.

        "Balance Sheet" is defined in Section 3.14 hereof.

        "Books and Records" means all books and records of the Company relating to the Company's business and properties, including, but not limited to, (i) all books and records relating to the purchase of materials and supplies, dealings with customers, invoices and personnel records, (ii) all contracts, reports, opinions, maps and other documents affecting the title to or the value of the properties of the Company, (iii) tax returns, and (iv) all financial and operating data, files and other information with respect to the Company's business and properties.

        "Buyer" means NNI Acquisition Servicing Limited Partnership, a Nebraska limited partnership.

        "Charitable Organization Status" means the current status of the Foundation with respect to taxation under the Code, including the status as an entity exempt from taxation under Section 501(a) of the Code by virtue of being an organization described in Section 501(c)(3) of the Code.

        "Closing" and "Closing Date" are defined in Section 6.1 hereof.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" means LoanSTAR Funding Group, Inc., a Texas corporation.

        "Company Intellectual Property" is defined in Section 3.3 hereof.

        "Confidential Information" is defined in Section 7.2.1 hereof.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Excluded Contracts" means the change in control agreements between the Servicer and each of R. W. Jeffery, Judy H. Holt, Lance Teinert and Gordon Hambley.

        "FFELP Loan" means a student loan made and guaranteed pursuant to the Higher Education Act.

        "Financial Statements" is defined in Section 3.14 hereof.

        "Foundation" means Greater Texas Foundation, a Texas non-profit corporation.

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Authority" means any federal, provincial, municipal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, domestic or foreign, which, in whole or in part, was formed by or operates under the auspices of any federal, provincial, municipal, state, regional or local government, domestic or foreign.

        "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Higher Education Act" means Title IV, Parts B, F and G, of the Higher Education Act of 1965, as amended or supplemented and in effect from time to time, or any successor enactment thereto, and all regulations promulgated thereunder and any related directives issued by the United States Secretary of Education.

        "Indemnified Parties" means the Buyer Indemnified Parties or the Foundation/Servicer Indemnified Parties, as the case may be.

        "JPM Chase Line" means the line of credit established pursuant to the Forward Financing Agreement dated as of January 13, 2005, between the Company and JPMorgan Chase Bank, N.A.

        "knowledge": The Foundation, the Company or the Servicer will be deemed to have "knowledge" of a particular fact or matter only if any of Ralph B. Rushing, Judy Holt, Larry G. Holt, R. William Jeffery, Jr. or Gordon Hambley has actual knowledge of such fact or matter.

        "Law" means any common law and any federal, provincial, municipal, state, regional, local or foreign law, bylaw, rule, statute, ordinance, rule, order or regulation.

        "Liabilities" means obligations, commitments and liabilities of any and every kind, whether known or unknown, accrued, absolute, contingent or otherwise.

        "Lien" means any security interest, lien, easement, adverse claim, demand, encumbrance, limitation, security interest, option, pledge, warrant or any other title defect or restriction of any kind, other than Permitted Encumbrances.

        "Material Adverse Effect" means a material adverse effect on (a) the business, financial condition or results of operations of the Company, the Servicer or the Subsidiaries, taken as a whole (it being understood that the occurrence of a Material Adverse Effect will not be precluded due to the fact that such an effect relates solely to one such entity), or (b) the ability of the Foundation or the Servicer to consummate the transactions contemplated by this Agreement, except to the extent (in the case of either clause (a) or clause
(b) above) that such material adverse effect results from (i) general economic, regulatory or political conditions or changes therein; (ii) the outbreak or escalation of hostilities involving the United States, the declaration of the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of violence or terrorism; (iii) financial or securities market fluctuations or conditions; (iv) any change or effect resulting from the announcement or pendency of this Agreement or the transactions contemplated hereby; (v) any change or effect resulting from taking any action required to be taken under the terms of this Agreement; (v) any change or effect resulting from any change in accounting rules or principles applicable to the Foundation, the Company, any Subsidiary or the Servicer; or
(vi) any change or effect resulting from a change in the laws applicable to the Foundation, the Company, any Subsidiary or the Servicer.

        "Permitted Encumbrances" means (i) Liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings, (ii) statutory Liens (including materialmen's, warehousemen's, mechanic's, repairmen's, landlord's, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (iii) solely with respect to real estate, Liens of public record which would not reasonably be expected to result in a Material Adverse Effect, (iv) the rights of lessors and lessees under leases executed in the ordinary course of business, (v) the rights of licensors and licensees under licenses executed in the ordinary course of business, (vi) solely with respect to real estate, restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, as would not reasonably be expected to result in a Material Adverse Effect,
(vii) purchase money Liens on equipment and Liens securing rental payments under capital lease arrangements executed in the ordinary course of business, (viii) restrictions on transfer with respect to which consents or waivers are obtained for the transactions contemplated by this Agreement, (ix) Liens referenced in any real property files made available by the Foundation to the Buyer or in the Schedules to this Agreement that would not reasonably be expected to result in a Material Adverse Effect, (x) Liens listed on Schedule 9.1, comprised solely of those Liens created by the Tax-Exempt Bonds described therein and by the Taxable Bonds described therein, and (xi) Liens created by the Buyer or its successors and assigns.

        "Person" means any individual, corporation, partnership, limited liability company, association, trust, joint venture or any other entity or organization or any Governmental Authority.

        "Private Loan" means a student loan which is not made or guaranteed pursuant to the Higher Education Act.

        "Purchase Price" is defined in Section 2.1 hereof.

        "Purchased Assets" is defined in Section 1.3 hereof.

        "Retained Assets" is defined in Section 1.4 hereof.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Servicer" means LoanSTAR Systems, Inc., a Texas non-profit corporation.

        "Servicer Intellectual Property" is defined in Section 4.2 hereof.

        "Servicing Operations" means the operations of the Servicer with respect to origination, servicing, administering and collection of Student Loans.

        "Servicing Operation Contracts" is defined in Section 1.3(e) hereof.

        "Stock" is defined in the Recitals.

        "Student Loan" means a FFELP Loan or a Private Loan.

        "Subsidiaries" means, collectively, LoanStar Assets GP, LLC, a Delaware limited liability company, LoanStar Assets LP, LLC, a Delaware limited liability company, LoanStar Assets Partners, L.P., a Delaware limited partnership, LoanStar Assets GP II, LLC, a Delaware limited liability company, LoanStar Assets LP II, LLC, a Delaware limited liability company, and LoanStar Assets Partners II, L.P., a Delaware limited partnership.

        "Superior Third Party Offer" means an unsolicited bona fide Acquisition Proposal made by a third party to purchase or acquire all or a majority or more of the business, assets or capital stock of the Foundation, the Company, the Subsidiaries or the Servicer (whether by way of merger, consolidation, asset purchase, stock purchase or similar transaction), which proposal contains terms and conditions that are, in the reasonable judgement of the board of directors of the Foundation, the Company or the Servicer (based on, among other things, the advice of its or their independent financial advisors and outside counsel), more favorable to the Foundation, the Company, the Subsidiaries or the Servicer (as applicable) than the terms and conditions of this Agreement, taking into account, without limitation, the respective missions of the Foundation and the Servicer, terms with respect to payment of the total consideration upon completion of the transaction and all legal, regulatory and other aspects of such Acquisition Proposal.

        "Tax" means any charge or assessment by or liability to any Governmental Authority, including, but not limited to, any deficiency, interest or penalty.

        "Tax-Exempt Bonds" means the bonds or notes issued by the Company or any of the Subsidiaries set forth in Schedule 3.5A the gross income from which is intended to be exempt from taxation.

        "Taxable Bonds" means the bonds or notes issued by the Company or any of the Subsidiaries as set forth in Schedule 3.5B, the gross income from which is intended to be subject to taxation.

        "Termination Fee" means a one-time fee that the Foundation or the Servicer shall be required to pay to the Buyer upon the acceptance of a Superior Third Party Offer pursuant to Section 6.4.3(d), which fee shall equal the sum of
(A) $8,000,000, plus (B) the legal, accounting and other costs and expenses of the Buyer incurred in connection with the Buyer's due diligence, drafting and negotiation, execution and preparation for closing of this Agreement, the documents related thereto and the transactions contemplated hereby and thereby; provided, that the amount of the liability for such costs and expenses hereunder in this clause (B) shall not exceed $150,000.

        9.2    NOTICES. All notices shall be in writing delivered as follows:

        (a) If to the Buyer:

                      National Education Loan Network, Inc.
                      Attention: Terry J. Heimes, CFO
                      121 South 13th Street, Suite 201
                      Lincoln, Nebraska 68508
                      Telephone: 402/ 458-2303
                      Facsimile: 402/ 458-2294

            with a copy to:

                      Daniel F. Kaplan
                      Perry, Guthery, Haase
                      & Gessford, P.C., L.L.O.
                      233 South 13th Street, Suite 1400
                      Lincoln, Nebraska 68508
                      Telephone: 402/ 476-9200
                      Facsimile: 402/ 476-0094

        (b) If to the Foundation:

                      LoanSTAR Funding Group, Inc.
                      1121 Briarcrest, Suite 200
                      Bryan, TX 77802
                      Attention:  Larry G. Holt
                      Telephone:  (979) 846-2591
                      Facsimile:  (979) 731-8366

            With a copy to:

                      Vinson & Elkins L.L.P.
                      3700 Trammell Crow Center
                      2001 Ross Avenue
                      Dallas, Texas  75201-2975
                      Attention:  Ben A. Brooks III
                                   Jeffrey A. Chapman
                      Telephone:  (214) 220-7921
                      Fax:  (214) 999-7921

        (c) If to the Servicer:

                      LoanSTAR Systems, Inc.
                      2504 Kent Street
                      Bryan, TX 77802
                      Attention:  Bill Jeffery
                      Telephone: (979) 774-7590 x6837
                      Facsimile: (979) 776-1889

            With a copy to:

                      Vinson & Elkins L.L.P.
                      3700 Trammell Crow Center
                      2001 Ross Avenue
                      Dallas, Texas  75201-2975
                      Attention:  Ben A. Brooks III
                                   Jeffrey A. Chapman
                      Telephone:  (214) 220-7921
                      Fax:  (214) 999-7921
or to such other address as may have been designated in a prior written notice. Notices sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed to have been given two business days after being mailed, and otherwise notices shall be deemed to have been given when received.

        9.3 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein, other than those set forth in Section 8.1 hereof, and in any certificate or other writing delivered pursuant hereto shall not survive the Closing. This Section 9.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Closing.

        9.4 KNOWLEDGE. Notwithstanding anything contained herein to the contrary, no party shall have (a) any liability to the other party for any breach of or inaccuracy in any representation or warranty by such party, if the other party or any of its officers, employees, counsel or representatives (i) had knowledge at or before the Closing of the facts as a result of which such representation or warranty was breached or inaccurate or (ii) received at or before the Closing a document disclosing such facts or (b) any liability after the Closing for any breach of or failure to perform any covenant or obligation of such party if the other party or any of its officers, employees, counsel or other representatives (i) had knowledge at or before the Closing of such breach or failure or (ii) received at or before the Closing a document disclosing such breach or failure.

        9.5 BINDING EFFECT; ASSIGNMENT. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as otherwise provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any Person other than the parties any rights or benefits hereunder. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties; provided, however, that before the Closing is effected, the Buyer may assign any or all of its rights, interests and obligations hereunder to one or more of its Affiliates, in which case the Buyer shall not be relieved of its obligations hereunder. Any purported assignment in violation of the foregoing shall be null and void.

        9.6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document. Such counterparts may be effectively delivered in person, by facsimile or by other electronic means.

        9.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the court or other Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

        9.8 MODIFICATION. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument which is signed by all parties and which specifically refers to this Agreement.

        9.9 ENTIRE AGREEMENT. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement between the parties concerning the subject matter hereof. All negotiations between the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto between the parties other than those incorporated herein and to be delivered hereunder. This Agreement shall specifically supersede any prior negotiations, understandings or agreements among the Foundation, the Servicer and the Buyer.

        9.10 EXPENSES. Except as otherwise provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection with this Agreement and the other documents and the transactions contemplated hereby and thereby shall be paid by the parties incurring such expenses, including but not limited to Liability incurred by the Foundation described in Schedule 3.16 hereof. Notwithstanding the foregoing, the Foundation and the Servicer, on the one hand, and the Buyer, on the other hand, shall share evenly the filing fees required in connection with filings made under the Hart-Scott-Rodino Act.

        9.11 NO WAIVER RELATING TO CLAIMS FOR FRAUD. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Section 8.1 (relating to the survival period of the representations and warranties) shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party's fraudulent acts or omissions; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 9.11 shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

        9.11 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICTS-OF-LAW PRINCIPLES. EACH OF THE PARTIES HERETO SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS.

        INTENDING TO BE LEGALLY BOUND, the parties have signed this Stock and Asset Purchase Agreement as of the date first above written.


NNI Acquisition Servicing Limited
Partnership

By:  InTuition, Inc., its general partner     Greater Texas Foundation

By:     /s/ TERRY J. HEIMES                   By:     /s/ JOHN MOSS
        ---------------------------                   --------------------------
Title:  CFO                                   Title:  Chairman
        ---------------------------                   --------------------------



Nelnet, Inc.                                  LoanSTAR Systems, Inc.


By:     /s/ TERRY J. HEIMES                   By:     /s/ WESLEY K. SUMMERS
        -------------------------                     --------------------------
Title:  CFO                                   Title:  Chairman
        ---------------------------                   --------------------------

             LIST OF SCHEDULES TO STOCK AND ASSET PURCHASE AGREEMENT

        The following is a list of schedules to the Stock and Asset Purchase Agreement that were omitted from Exhibit 2.1 pursuant to the provisions of Item 601(b)(2) of Regulation S-K. Nelnet, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

Schedule              Description
--------              -----------

Schedule 1.3(e)       List of Servicing Operation Contracts

Schedule 1.4(b)       List of Bank Accounts and Similar Accounts

Schedule 1.4(d)       List of Insurance Policies, Programs, Reserves and Related
                      Bonds

Schedule 1.4(j) List of Agreements, Arrangements, Unexpired Leases and Purchase Orders that are not Servicing Operation Contracts

Schedule 1.4(k)       List of Assets for Administrative Services

Schedule 3.4(a)       List of Jurisdictions where Company Qualified to Transact
                      Business

Schedule 3.4(b)       List of Indentures of Trust

Schedule 3.4(d)       Description of Phantom Stock Rights

Schedule 3.5a         List of Liens created through Tax Exempt Bonds

Schedule 3.5b         List of Liens created through Taxable Bonds

Schedule 3.6          List of Material Contracts of Company

Schedule 3.8          List of Pending Litigation of Company

Schedule 3.10(a)      List of Employees, Independent Contractors and Agents

Schedule 3.10(b)      List of Employment Agreements and Consulting Agreements

Schedule 3.13(h) List of Student Loans which may be transferred to Foundation

Schedule 3.14(a)      Audited Financial Statements

Schedule 3.14(b)      Unaudited Financial Statements

Schedule 3.16         List of Brokers/Financial Advisors

Schedule 3.18         Schedule of Leases of Real Estate by Company

Schedule 3.22         List of Forward FFELP Loan Sale Commitments

Schedule 3.23         Schedule of FFELP Loans

Schedule 4.2          List of Intellectual Property

Schedule 4.3          List of Jurisdictions where Servicer Qualified to Transact
                      Business

Schedule 4.5          List of Material Contracts of Servicer

Schedule 4.6          List of Pending Litigation of Servicer

Schedule 4.8(a)       List of Compensation of Employees of Servicer

Schedule 4.8(b)       List of Employment Agreements of Servicer

Schedule 4.10         List of Certain Subsequent Events

Schedule 4.15         Schedule of Leases of Real Estate by Servicer

Schedule 4.17         List of Servicing Operation Contracts by Servicer

Schedule 6.5.1(A)     Terms of Administrative Services Agreement

Schedule 6.5.1(B)     Terms of Loan Servicing Agreement

Schedule 6.5.2        Form of Bill of Sale and Assignment and Assumption
                      Agreement

Schedule 7.1          Form of Press Release

Schedule 7.7          List of Officers and Employees of the Company and Related
                      Agreements

Schedule 7.9(b)       Allocation of Purchase Price

Schedule 7.11         List of Employees and Related Agreements

Schedule 9.1          List of Liens which are Permitted Encumbrances